Exhibit 10.7

Published CUSIP Number:

SECOND AMENDED AND RESTATED
 CREDIT AGREEMENT

Dated as of June 8, 2009

among

INTERNATIONAL GAME TECHNOLOGY,
 as the Borrower,

WELLS FARGO BANK, N.A.,
 as Administrative Agent, Swing Line Lender
 and
 L/C Issuer,

BANK OF AMERICA, N.A.,
 as Syndication Agent,

THE ROYAL BANK OF SCOTLAND PLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD./
 UNION BANK OF CALIFORNIA, N.A.

and

MIZUHO CORPORATE BANK, LTD.,
 as Co-Documentation Agents,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

WELLS FARGO BANK, N.A.,
 and
 RBS SECURITIES, INC.,
 as
 Joint Lead Arrangers and Joint Book Managers

i

ARTICLE IV.	CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS	58
4.01	Conditions of Effectiveness	58
4.02	Conditions to all Credit Extensions	59

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	60
5.01	Existence, Qualification and Power; Compliance with Laws	60
5.02	Authorization; No Contravention	60
5.03	Governmental Authorization; Other Consents	60
5.04	Binding Effect	61
5.05	Financial Statements; No Material Adverse Effect	61
5.06	Litigation	61
5.07	No Default	61
5.08	Ownership of Property; Liens	62
5.09	Environmental Compliance	62
5.10	Insurance	62
5.11	Taxes	62
5.12	ERISA Compliance	62
5.13	Significant Subsidiaries; Equity Interests	63
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	63
5.15	Disclosure	63
5.16	Compliance with Laws	64
5.17	Intellectual Property; Licenses, Etc.	64

ARTICLE VI.	AFFIRMATIVE COVENANTS	64
6.01	Financial Statements	64
6.02	Certificates; Other Information	65
6.03	Notices	66
6.04	Payment of Obligations	67
6.05	Preservation of Existence, Etc.	67
6.06	Maintenance of Properties	67
6.07	Maintenance of Insurance	67
6.08	Compliance with Laws	67
6.09	Books and Records	68

6.10	Inspection Rights	68
6.11	Use of Proceeds	68
6.12	Springing Lien Approval	68
6.13	Springing Lien	68

ARTICLE VII.	NEGATIVE COVENANTS	69
7.01	Liens	69
7.02	Indebtedness	70
7.03	Fundamental Changes	70
7.04	Hostile Tender Offers	71
7.05	Change in Nature of Business	71
7.06	Use of Proceeds	71
7.07	Financial Covenants	71
7.08	Restricted Payments	72
7.09	Capital Markets Indebtedness	73

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	73
8.01	Events of Default	73
8.02	Remedies Upon Event of Default	75
8.03	Application of Funds	76

ARTICLE IX.	ADMINISTRATIVE AGENT	77
9.01	Appointment and Authority	77
9.02	Rights as a Lender	77
9.03	Exculpatory Provisions	77
9.04	Reliance by Administrative Agent	78
9.05	Delegation of Duties	79
9.06	Resignation of Administrative Agent	79
9.07	Non-Reliance on Administrative Agent and Other Lenders	79
9.08	No Other Duties, Etc.	80
9.09	Administrative Agent May File Proofs of Claim	80
9.10	Collateral Matters	81

ARTICLE X.	MISCELLANEOUS	81
10.01	Amendments, Etc.	81
10.02	Notices; Effectiveness; Electronic Communication	82
10.03	No Waiver; Cumulative Remedies	84

10.04	Expenses; Indemnity; Damage Waiver	84
10.05	Payments Set Aside	86
10.06	Successors and Assigns	87
10.07	Treatment of Certain Information; Confidentiality	90
10.08	Right of Setoff	91
10.09	Interest Rate Limitation	91
10.10	Counterparts; Integration; Effectiveness	92
10.11	Survival of Representations and Warranties	92
10.12	Severability	92
10.13	Replacement of Lenders	92
10.14	Governing Law; Jurisdiction; Etc.	93
10.15	Waiver of Jury Trial	94
10.16	USA PATRIOT Act Notice	94
10.17	Cooperation with Gaming Boards	94

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 8, 2009, among INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the “Borrower ”), each lender from time to time party hereto (collectively, the “Lenders ” and individually, a “Lender ”), WELLS FARGO BANK, N.A. (“Wells Fargo ”), as Administrative Agent, Swing Line Lender and L/C Issuer, BANK OF AMERICA, N.A., as Syndication Agent, and THE ROYAL BANK OF SCOTLAND PLC, THE BANK OF TOYKO-MITSUBISHI UFJ, LTD./UNION BANK OF CALIFORNIA, N.A. and MIZUHO CORPORATE BANK, LTD., as Co-Documentation Agents.  Banc of America Securities LLC, Wells Fargo Bank, N.A. and RBS Securities, Inc. are the Joint Lead Arrangers and Joint Book Managers for this Agreement.

The Borrower, various lenders and Wells Fargo, as Administrative Agent for such Lenders, are parties to that certain First Amended and Restated Credit Agreement dated as of December 20, 2005 (the “Existing Credit Agreement ”).  The Borrower, the Required Lenders and the Administrative Agent have agreed that the Existing Credit Agreement shall be amended and restated in its entirety.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I.
 DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period adjusted, on a consistent basis and in a manner reasonably satisfactory to the Administrative Agent, to reflect purchases, acquisitions, sales, transfers and other dispositions, made by the Borrower and its Subsidiaries during such period as if they occurred at the beginning of such period.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 , or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders.  As of the Restatement Effective Date, the Aggregate Revolving Commitments are $2,075,000,000, $1,666,500,000 of which are Class A Commitments and $408,500,000 of which are Class B Commitments.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of June 8, 2009 among the Borrower, the Lenders party thereto and the Administrative Agent.

“Applicable Rate” means

(a)           with respect to any Class A Loan, Class A Commitment or Class A Letter of Credit Participation, from time to time, the following percentages per annum, based upon the Debt Rating only, as set forth below:

Level	Debt Rating Sr. Unsecured	Facility Fee	Applicable Eurodollar Rate	All-In Drawn
I	A3/A- or higher	45 bps	180 bps	225 bps
II	Baa1/BBB+	55 bps	220 bps	275 bps
III	Baa2/BBB	65 bps	260 bps	325 bps
IV	Baa3/BBB-	75 bps	300 bps	375 bps
V	Non Investment Grade	85 bps	340 bps	425 bps

If a Debt Rating is issued by each of S&P and Moody’s, then the lower of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.

The Applicable Rate for Base Rate Loans shall be equal to the appropriate Eurodollar Rate less 100 bps;

(b)           With respect to any Class B Loan, Class B Commitment or Class B Letter of Credit Participation, from time to time, the following percentages per annum, based upon the

Debt Rating or Debt to Total Capitalization Ratio, whichever results in more favorable pricing to the Borrower, as set forth below:

Level	Debt Rating Sr. Unsecured	Debt to Total Capitalization Ratio	Facility Fee	Applicable Eurodollar Rate	All-In Drawn
I	A3/A- or higher	< 17.5%	7.5 bps	17.5 bps	25.0 bps
II	Baa1/BBB+	> 17.5% < 27.5%	10.0 bps	27.5 bps	37.5 bps
III	Baa2/BBB	> 27.5% < 37.5%	12.5 bps	37.5 bps	50.0 bps
IV	Baa3/BBB-	> 37.5% < 50.0%	17.5 bps	57.5 bps	75.0 bps
V	Ba1/BB+ or lower	> 50.0%	22.5 bps	77.5 bps	100.0 bps

If a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply.

The Applicable Rate for Base Rate Loans shall be 0 bps at all times.

Any increase or decrease in the Applicable Rate resulting from a change in the Debt to Total Capitalization Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b)  in the case of the first three fiscal quarters of any fiscal year, immediately following the date a certification of the Debt to Total Capitalization Ratio is delivered pursuant to Section 6.02(c)  in the case of the final quarter of any fiscal year or, in the event Borrower elects to provide a certification of the Debt to Total Capitalization Ratio pursuant to Section 6.02(c)  in the case of any of the first three fiscal quarters of any fiscal year, immediately following the date of such certificate; provided , however , that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b)  or a certification of Debt to Total Capitalization Ratio is not delivered when due in accordance with Section 6.02(c) , with respect to any fiscal period ending on or about September 30, then the Debt to Total Capitalization Ratio shall be deemed to be that provided under Pricing Level V as of the first Business Day after the date on which such Compliance Certificate or certification of Debt to Total Capitalization Ratio was required to have been delivered and shall continue to apply until the first Business Day after the date such certificate is delivered.  Notwithstanding the foregoing, if the Borrower shall elect to provide a certification of the Debt to Total Capitalization Ratio pursuant to Section 6.02(c)  for any of the first three fiscal quarters of any fiscal year and the certification of the Debt to Total Capitalization Ratio set forth in the Compliance Certificate subsequently delivered pursuant to Section 6.02(b)  for such fiscal quarter shall result in a Pricing Level that is lower than that reflected on the earlier certification, then the Borrower shall pay to the Administrative Agent for the account of the Lenders such additional amounts as will compensate the Lenders for the interest and fees that were underpaid during the period between such certifications; and

(c)           It is agreed that Level III shall be in effect on the Restatement Effective Date.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(e)  and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC, Wells Fargo Bank, N.A. and The Royal Bank of Scotland PLC, in their capacities as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b) , and accepted by the Administrative Agent, in substantially the form of Exhibit E  or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended on or about September 30, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in the case of the Class A Loans, the Class A Availability Period and, in the case of the Class B Loans, the Class B Availability Period.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1% in the case of Class B Loans and 1.25% in the case of Class A Loans, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) solely in the case of Class A Loans, the Eurodollar Rate as displayed at 11:00 a.m. (London time) on such day (or if such day is not a Business Day, on the preceding Business Day) for a one month Interest Period plus 1.25%.  The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada or the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of a Rating Decline in connection with any of the following events or series of events:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right ”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing a majority of the combined voting power of such securities.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Class A Loans or Class B Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Class A Commitment or Class B Commitment, and, when used in reference to any Lender, refers to whether such Lender is a Class A Lender or a Class B Lender.

“Class A Availability Period” means the period from and including the Restatement Effective Date to the earliest of (a) the Class A Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06  and (c) the date of termination of the commitment of each Revolving Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 ..

“Class A Commitment” means, as to each Class A Lender, its obligation to (a) make Class A Loans to the Borrower pursuant to Section 2.01 , (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Class A Lender’s name on Schedule 2.01  or in the Assignment and Assumption pursuant to which such Class A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Class A Lender” means each Lender that holds a Class A Commitment.

“Class A Loan” means each Loan outstanding hereunder as to which the Lender is a Class A Lender.

“Class A Maturity Date” means the third anniversary of the Restatement Effective Date.

“Class A Revolving Loan” means each Revolving Loan made by a Class A Lender.

“Class A Term Loan” has the meaning specified in Section 2.01(b)(iv).

“Class A Term Loan Commitment” means, as to each Class A Term Loan Lender, the commitment of that Lender to make its Class A Term Loan.

“Class A Term Loan Lender” means each Class A Lender that holds Class A Term Loan and/or a Class A Term Loan Commitment.

“Class A Term Note” means the promissory note made by the Borrower to a Class A Term Loan Lender evidencing that Class A Lender’s Pro Rata Share of the Class A Term Loan Commitment, substantially in the form of Exhibit C-3 , either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Class B Availability Period” means the period from and including the Restatement Effective Date to the earliest of (a) the Class B Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06  and (c) the date of termination of the commitment of each Revolving Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 ..

“Class B Commitment” means, as to each Class B Lender, its obligation to (a) make Class B Loans to the Borrower pursuant to Section 2.01 , (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Class B Lender’s name on Schedule 2.01  or in the Assignment and Assumption pursuant to which such Class B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Class B Lender” means each Lender that holds a Class B Commitment.

“Class B Loan” means each Revolving Loan outstanding hereunder as to which the Lender is a Class B Lender.

“Class B Maturity Date” means December 19, 2010.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Pledge Agreement.

“Commitment” means for each Lender, such Lender’s Revolving Commitment and, in the case of each Class A Lender, its Class A Term Loan Commitment.

“Commitments” means the Revolving Commitments and the Class A Term Loan Commitment.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01 ..

“Committed Loan” means a Loan made or to be made pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to  Section 2.02(a) , which, if in writing, shall be substantially in the form of  Exhibit A ..

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus the sum of, without duplication, (i) Consolidated Interest Expense, (ii) provision for income taxes of the Borrower and its Subsidiaries, (iii) depreciation and amortization of the Borrower and its Subsidiaries, (iv) non-cash stock-based compensation expense, (v) non-cash extraordinary losses, (vi) non-cash non-recurring items and (vii) any losses arising in connection with the early retirement of Indebtedness minus (x) extraordinary gains (or plus extraordinary losses) from sales, exchanges and other dispositions not in the ordinary course of business and other non-recurring items and (y) interest income, each to the extent included in determining net income for such period.

“Consolidated Interest Expense” means, for any period, the sum of, without duplication, all interest (adjusted to give effect to all interest rate swap, cap or other interest rate hedging arrangements and fees and expenses paid in connection therewith) paid or accrued in respect of Consolidated Total Debt and paid or accrued in respect of Jackpot Liabilities during such period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means at a particular time, without duplication, all of the following of the Borrower and its Subsidiaries, whether or not included as indebtedness or liabilities in accordance with GAAP (exclusive of Jackpot Liabilities to the extent that the Borrower or any of its Subsidiaries has segregated funds for the payment thereof):

(a)           all obligations of the Borrower and its Subsidiaries for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, excluding, in the case of any convertible notes or other convertible securities, obligations relating to the Equity Interests evidenced thereby;

(b)           subject to the following paragraph, all direct or contingent obligations of the Borrower and its Subsidiaries arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by the Borrower or its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse, excluding, in the case of any convertible notes or other convertible securities, obligations relating to the Equity Interests evidenced thereby;

(d)           capital leases; and

(e)           subject to the following paragraph, all Guarantees of the Borrower or its Subsidiaries in respect of any of the foregoing.

Contingent obligations described in clause (b) and Guarantees of Indebtedness described in clause (e), up to an aggregate amount of $400,000,000, made by the Borrower or any of its Subsidiaries shall be excluded from the calculation of Consolidated Total Debt, except for any such contingent obligations or Guarantees of Indebtedness that the Borrower or such Subsidiary is required to reflect as a liability on the its financial statements at the end of each quarter pursuant to GAAP because they are due and payable or an event of default under such Indebtedness has occurred and is continuing.  Should any amount of any such contingent obligations or any Guarantee of Indebtedness become due and payable, such amount shall be included in Consolidated Total Debt (without duplication of any amount otherwise included in Consolidated Total Debt).  Contingent obligations described in clause (b) and Guarantees of Indebtedness in excess of the aggregate $400,000,000 limit shall be included dollar-for-dollar in the Consolidated Total Debt definition.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling ” and “Controlled ” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt to Total Capitalization Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) Consolidated Total Debt to (ii) Total Capitalization.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “ Debt Ratings ”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (unless the Loans shall have rating(s) assigned to them, in which case such rating(s) shall be used).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate  plus  (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus  (iii) 2% per annum; provided , however , that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus  2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, and such failure remains uncured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and such failure remains uncured or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Extending Lender” means each Class A Lender that consented to the Amendment and Restatement Agreement and that converted at least 50% of its commitments under the Existing Credit Agreement into Class A Commitments.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided  that notwithstanding the foregoing, (A) “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries and (B) to the extent required under applicable Gaming Laws, each Eligible Assignee must be registered with, approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Boards and may not be the subject of a Lender Disqualification.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Thomson-Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered by Wells Fargo to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, and in each case including any interest, additions to Tax or penalties applicable thereto, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, in which the applicable Lending Office of such recipient is located or with which such recipient has any present or former connection (other than solely by virtue of being a Lender under this Agreement), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, in which the applicable Lending Office of such recipient is located or with which such recipient has any present or former connection (other than solely by virtue of being a Lender under this Agreement), and (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13 ), any withholding, backup withholding or other Tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office), (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law occurring or taking effect on or after such Lender becomes a party hereto) to comply with Section 3.01(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a) , or (iii) is imposed under applicable law on the basis of the information provided by such Foreign Lender under Section 3.01(e)(iii) ..

“Existing Credit Agreement” has the meaning specified in the second introductory paragraph hereto.

“Existing Letters of Credit” means letters of credit issued and outstanding under the Existing Credit Agreement as set forth in Schedule 2.03 , which shall be deemed outstanding as Letters of Credit hereunder as of the Restatement Effective Date pursuant to Section 2.03(a) ..

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided  that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means those letter agreements, datedMarch 12, 2009 in the case of the Borrower, Wells Fargo, Bank of America and Banc of America Securities LLC and March 12, 2009 in the case of the Borrower and the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means any governmental agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or any of its Subsidiaries within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or any of its Subsidiaries within its jurisdiction.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Gross Bond Proceeds” means with respect to the incurrence or issuance of any Indebtedness consisting of bonds or similar securities by the Borrower (excluding any Indebtedness under this Agreement or any similar loan facility), the face amount of such bonds or securities received in connection with such transaction.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract permitted under Article VI  or VII , is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Impacted Lender” means (a) a Defaulting Lender or (b) a Lender as to which (i) the L/C Issuer or the Swing Line Lender has a good faith belief that such Lender has defaulted in fulfilling its monetary obligations generally under other syndicated credit facilities and such defaults are continuing or (ii) an entity that controls such Lender has been deemed insolvent (by a Governmental Authority) or become the subject to a bankruptcy or other similar proceeding.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent that such Indebtedness is recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) Adjusted Consolidated EBITDA to (ii) Consolidated Interest Expense minus all interest paid or accrued during such period in respect of Jackpot Liabilities for the four fiscal quarter period ending on such day minus, without duplication, all non-cash interest expense, including the amortization of debt issuance costs and closing fees, and, in addition, all interest expense that is not actually paid in cash in respect of the 2006 Convertible Notes, the 2009 Convertible Notes or any other outstanding convertible notes or convertible securities, including any non-cash interest expense arising under APB 14-1 in respect of any such convertible notes or convertible securities, in each case for the four fiscal quarter period ending on such day.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided , however , that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one week (through July 10, 2009) or one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided  that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Class A Maturity Date.

“Internet Gambling Business” means the business of placing, receiving or otherwise knowingly transmitting a bet or wager, as that term is defined by the UIGEA, by any means which involves the use, at least in part, of the Internet.

“Investment Grade” means (i) with respect to S&P, a rating of BBB- or higher, and (ii) with respect to Moody’s, a rating of Baa3 or higher

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Jackpot Liabilities” means, at any date of determination, the aggregate of all current and long term liabilities of the Borrower and its Subsidiaries (determined on a Consolidated basis in accordance with GAAP) in respect of interlinked progressive systems jackpots.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo in its capacity as issuer of Letters of Credit and some of the Existing Letters of Credit hereunder and The Bank of New York in its capacity as issuer of some of the Existing Letters of Credit, any other consenting Lender approved by the Borrower and the Administrative Agent as issuer of Letters of Credit hereunder or any successor of any of the foregoing.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit  plus  the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Disqualification” means, with respect to any Lender:

(a)           the failure of that Lender timely to file pursuant to applicable Gaming Laws (i) any application requested of the Lender by any Gaming Board in connection with licensing required of that Lender as a lender to Borrower or (ii) any required application or other papers in connection with determination of the suitability of the Lender as a lender to Borrower;

(b)           the withdrawal by that Lender (except where requested or permitted, without prejudice, by the applicable Gaming Board) of any such application or other required papers; or

(c)           any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that the Lender is “unsuitable” as a lender to Borrower, (ii) that the Lender shall be “disqualified” as a lender to Borrower or (iii) denying a finding of suitability as a lender to Borrower or denying the issuance to the Lender of any license required under applicable Gaming Laws to be held by all lenders to Borrower.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Class A Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters and, upon the execution and delivery thereof, the Pledge Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Bond Proceeds” means with respect to the incurrence or issuance of any Indebtedness consisting of bonds or similar securities by the Borrower (excluding any Indebtedness under this Agreement or any similar loan facility), the excess of (i) the cash received in connection with such transaction over (ii) the cost of any call spread or similar derivative instrument entered into concurrently therewith, the underwriting discounts and commissions, the call spread premium and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith.

“Net Tangible Assets” means the total amount of assets of the Borrower and its Subsidiaries, after deducting therefrom (a) all current liabilities of the Borrower and its Subsidiaries (excluding (i) the current portion of long term indebtedness, (ii) inter-company liabilities, and (iii) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed), and (b) all goodwill, trade names, trademarks, patents, unamortized debt issue costs and expense and other like intangibles, all as set forth on the latest consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1 , C-2  or C-3 ..

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Online Communications” means communications facilitated directly or indirectly via the Internet, World Wide Web, intranets, extranets or other public or private communications network now available or made available subsequent to the date hereof, through the use of access devices (whether the access device requires the download of a client application or otherwise, or a real-time connection, subsequent synchronization, or other reconciliation or delayed connection process) connected via physical connections, wirelessly or otherwise, including but not limited to: personal computers, personal digital assistants (also known as PDAs), televisions (including interactive television), mobile or cellular telephones, and similar devices.

“Online Gaming” means any and all forms of wagering not performed solely within the physical boundaries of land-based casinos, sportsbooks or other facilities licensed for gaming, including without limitation, via Online Communications.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the

Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” means:

(a)           Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h)  or securing appeal or other surety bonds related to such judgments;

(g)           inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

(h)           statutory Liens, other than those described in clauses (a), (b) or (g) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto;

(i)            licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries;

(j)            Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit account maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purposes of providing such right of offset or bankers’ lien;

(k)           Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which any of its Subsidiaries is a party in the ordinary course of business;

(l)            Liens created by or resulting from any litigation or legal proceeding involving Borrower or any of its Subsidiaries in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture;

(m)          precautionary UCC financing statement filings made in connection with operating leases and not constituting Liens; and

(n)           other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the property of Borrower and its Subsidiaries, taken as a whole.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Permitted Note Issue” means the 2009 Convertible Notes and any Indebtedness of the Borrower consisting of bonds or similar securities issued after the Restatement Effective Date (a) that is unsecured, except to the extent that such Indebtedness is entitled to a pari passu lien on the Collateral as contemplated hereby, and (b) that does not require any scheduled principal amortization prior to December 1, 2012.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means Intralinks or another similar electronic system.

“Pledge Agreement” means a pledge and security agreement, in substantially the form of Exhibit G, duly executed by the Borrower and covering 100% of the Equity Interests of its directly and wholly-owned Domestic Subsidiaries and 66% of the Equity Interests of its directly and wholly-owned Foreign Subsidiaries.

“Pro Rata Share” means, with respect to any Commitment of a Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the respective Commitment of such Lender at such time and the denominator of which is the amount of the aggregate amount of such Commitments at such time; provided  that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 , then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Rating Decline” means (i) the occurrence of a decrease in the Debt Rating by either Moody’s or S&P to below Investment Grade or (ii) the absence of a Debt Rating by both of Moody’s and S&P, in either case on any date on or within 90 days after the date of the first public notice of (a) the occurrence of an event described in clauses (a)-(c) of the definition of “Change in Control” or (b) the intention by Borrower to effect such an event (which 90-day period shall be extended so long as the Debt Rating is under publicly announced consideration for possible downgrade by Moody’s or S&P).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, two or more Lenders having more than 50% of the Aggregate Revolving Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 , Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided  that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.  From and after the Class B Maturity Date, as of any date of determination, two or more Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided  that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, director or vice president of treasury or corporate finance or manager of treasury operations of the Borrower or any other officer of the Borrower that has been designated in writing by the chief executive officer as a Responsible Officer.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restatement Effective Date” has the meaning set forth in the Amendment and Restatement Agreement.

“Restricted Payment” means any dividend or other distribution in cash with respect to any capital stock or other Equity Interest of the Borrower, or any payment in cash, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders; provided  that in no event shall Restricted Payment include any payment made in respect of any convertible notes or other convertible securities prior to or contemporaneously with the conversion thereof into capital stock including, without limitation, in connection with the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination, exchange or conversion of any such securities.

“Retirement Date” means the first date on which none of the Borrower’s 2006 Convertible Notes remain outstanding.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 , (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01  or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lender” means each Lender that holds a Revolving Commitment.  On the Restatement Effective Date, each Revolving Lender shall be designated as a Class A Lender, Class B Lender or as both a Class A Lender and a Class B Lender.

“Revolving Loan” means each Loan made by a Revolving Lender under the Revolving Commitment.

“Revolving Note” means the promissory note made by the Borrower to a Revolving Lender evidencing that Lender’s Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit C-1 , either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank that is required to be secured as contemplated by the Pledge Agreement.

“Significant Subsidiary” means, any Subsidiary of the Borrower which, as of the last day of the most recently completed fiscal quarter, satisfies either of the following tests:

(a)           such Subsidiary’s assets exceed 5% of the consolidated total assets of the Borrower and its Subsidiaries (after intercompany eliminations), or

(b)           such Subsidiary’s earnings before interest, taxes, depreciation and amortization (calculated in a manner comparable to the calculation of Consolidated EBITDA) exceeds 5% of Consolidated EBITDA.

“SPC” has the meaning specified in Section 10.06(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement ”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Sweep Account Agreement” has the meaning specified in Section 2.04(b).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04 ..

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B ..

“Swing Line Note” means the promissory note made by the Borrower to the Swing Line Lender, substantially in the form of Exhibit C-2 , either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agent” means Bank of America in its capacity as syndication agent hereunder.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Total Capitalization” means, as of the last day of any fiscal quarter, the sum of (i) Consolidated Total Debt and (ii) the Borrower’s shareholders’ equity, determined in accordance with GAAP.

“Total Leverage Ratio” means, at any date of determination, the ratio of (i) Consolidated Total Debt to (ii) Adjusted Consolidated EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“2006 Convertible Notes” means the Borrower’s 2.6% convertible debentures due 2036 issued pursuant to an indenture dated as of December 20, 2006 (which have an accreted value as of March 31, 2009 of approximately $707,000,000).

“2009 Convertible Notes” means the Borrower’s 3.25% convertible notes due 2014 issued pursuant to an indenture dated May 11, 2009 and in the original aggregate principal amount of $850,000,000.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC ” means the Uniform Commercial Code as in effect form time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UIGEA” means the Unlawful Internet Gambling Enforcement Act, codified at 31 U.S.C. §§ 5361,  et seq .

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Wells Fargo” has the meaning specified in the introductory paragraph hereto.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “ include ,” “includes ” and “ including ” shall be deemed to be followed by the phrase “without limitation.”  The word “ will ” shall be construed to have the same meaning and effect as the word “ shall .”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “ herein ,” “ hereof ” and “ hereunder ,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “ asset ” and “ property ” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “ from ” means “ from and including ;” the words “ to ” and “ until ” each mean “to but excluding ;” and the word “ through” means “ to and including ..”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except  as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that , until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           FIN 46.  Notwithstanding the foregoing, no entity that is consolidated with the Borrower solely as a result of the application of the Financial Accounting Standard Board’s Interpretation 46 (Consolidation of Variable Interest Entities), as amended or revised from time to time (“FIN 46”) and that does not otherwise satisfy the criteria of the definition of the term “Subsidiary” shall be deemed to be a Subsidiary of the Borrower for any purpose of this Agreement.  Accordingly, neither the earnings nor the Debt of any such entity shall be included in the calculation of the financial covenants hereunder nor shall any such entity be subject to any other provisions of this Agreement solely as a result of FIN 46.  If, however, the Debt of any such entity is recourse to the Borrower or any Subsidiary of the Borrower, such Debt shall be included in the calculation of the financial covenants hereunder to the extent required herein.  For the avoidance of doubt, any entity that satisfies the criteria of the definition of the term “Subsidiary” shall be treated as such for all purposes of this Agreement.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.

(a)           Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time, on any Business Day during the Class B Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however , that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus  such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus  such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01 , prepay under Section 2.05 , and reborrow under this Section 2.01 ..  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           On the Class B Maturity Date :

(i)            the Commitments of all Class B Lenders shall terminate and the Commitments of all Class A Lenders shall continue on the terms herein set forth;

(ii)           the Borrower shall prepay the outstanding Revolving Loans in an amount sufficient to reduce the outstanding principal amount thereof to an amount not in excess of the aggregate amount of all Class A Commitments;

(iii)          the Pro Rata Share of each Class A Lender shall be adjusted to reflect the termination of the Commitments of the Class B Lenders;

(iv)          50% of all outstanding Loans shall be converted to funded term loans (the “Class A Term Loans ”) that shall be held by all Class A Lenders ratably in accordance with their respective Pro Rata Shares;

(v)           50% of all outstanding Loans shall be continued as Revolving Loans held by all Class A Lenders ratably in accordance with their respective Pro Rata Shares; and

(vi)          after giving effect to the foregoing, any unused Commitments shall continue as Class A Commitments of the Class A Lenders.

(c)           Subject to the terms and conditions set forth herein, each Class A Lender severally agrees to make Revolving Loans to the Borrower from time to time, on any Business Day from the Class B Maturity Date through the Class A Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Class A Lender’s Revolving Commitment; provided , however , that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Class A Lender, plus  such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus  such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Class A Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c) , prepay under Section 2.05 , and reborrow under this Section 2.01 ..  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans; provided , however , that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the Interest Period requested pursuant to the preceding sentence has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a)  must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c)  and 2.04(c) , each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender that holds a Commitment for the type of Loan requested of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender that holds a Commitment for the type of Loan requested shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02  (and, if such Borrowing is the initial Credit Extension, Section 4.01 ), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided , however , that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first , shall be applied to the payment in full of any such L/C Borrowings, and second , shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders funding such Loans of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders holding such Loans of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Committed Loans.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03 , (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided  that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus  such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus  such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.  On the Class B Maturity Date, all Letters of Credit then outstanding shall be deemed to have been issued pursuant to the Revolving Commitments under the Class A Commitments and shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date.

(iii)                              The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $100,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time an Impacted Lender hereunder, unless the L/C Issuer has been provided cash collateral as contemplated by Section 2.14  or has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX  with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX  included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from Required Lenders, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV  shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times  the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “ Auto-Extension Letter of Credit ”); provided  that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “ Non-Extension Notice Date ”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided , however , that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a)  or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, Required Lenders or the Borrower that one or more of the applicable conditions specified in Section 4.02  is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “ Honor Date ”), the Borrower may reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “ Unreimbursed Amount ”), and the amount of such Revolving Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans under the Revolving Commitment to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02  for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in  Section 4.02  (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i)  may be given by telephone if immediately confirmed in writing;  provided  that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii) , each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02  cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Applicable Rate for Base Rate Loans, or upon the request of Required Lenders, at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii)  shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c)  to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c) , shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided , however , that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c)  is subject to the conditions set forth in Section 4.02  (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c)  by the time specified in Section 2.03(c)(ii) , the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c) , if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i)  is required to be returned under any of the circumstances described in Section 10.05  (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided , however , that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) ; provided , however , that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05  and 8.02(c)  set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03 , Section 2.05  and Section 8.02(c) , “ Cash Collateralize ” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans  times  the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate of 0.125% per annum, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04 , to make loans (each such loan, a “ Swing Line Loan ”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided , however , that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus  such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus  such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided , further , that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04 , prepay under Section 2.05 , and reborrow under this Section 2.04 ..  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times  the amount of such Swing Line Loan.  The Swing Line Lender shall not be under any obligation to make any Swing Line Loan if any Revolving Lender is at such time an Impacted Lender hereunder, unless the Swing Line Lender has been provided cash collateral as contemplated by Section 2.14  or has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender.

(b)           Borrowing Procedures.

(i)            Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Except as otherwise provided in the following paragraph, each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Except as otherwise provided in the following paragraph, each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a) , or (B) that one or more of the applicable conditions specified in Article IV  is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(ii)           Notwithstanding anything in the preceding paragraph to the contrary, the Borrower and the Swing Line Lender agree that Swing Line Borrowings and repayments of Swing Line Loans may be managed pursuant to a sweep account arrangement on terms mutually satisfactory to the Borrower and the Swing Line Lender (a “ Sweep Account Agreement ”).  In such case, the terms of such Sweep Account Agreement (including, without limitation, the terms in respect of notice, timing and minimum borrowing amounts) shall control the borrowing procedure for Swing Line Loans.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02 , without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 ..  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii) , each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i) , the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i)  shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c)  by the time specified in Section 2.04(c)(i) , the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c)  shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided , however , that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c)  is subject to the conditions set forth in Section 4.02 ..  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05  (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04  to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided  that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, and the Type(s) of Committed Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 ..  Each such prepayment shall be applied to the Committed Loans of the Revolving Lenders, in accordance with their respective Pro Rata Shares.

(b)          The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided  that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, in each case, if less, the entire principal amount then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Notwithstanding the foregoing, the Borrower and Swing Line Lender may agree that prepayments of Swing Line Loans shall be managed through a Sweep Account Agreement.

(c)           If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided , however , that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c)  unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

2.06        Termination or Reduction of Commitments.

(a)           The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided  that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction (except in the case of any reductions to be made in June of 2009), (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Pro Rata Share.  All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b)           Following the occurrence of a Change of Control, the Required Lenders may in their sole and absolute discretion elect, during the sixty day period immediately subsequent to the later of  (a) such occurrence and (b) the earlier  of (i) receipt of the Borrower’s written notice to the Administrative Agent of such occurrence and (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent and the Lenders have actual knowledge thereof, to terminate all of the Commitments.  In any such case the Commitments shall be terminated effective on the date which is sixty days subsequent to the date of written notice from the Administrative Agent to the Borrower thereof, and (i) to the extent that any Loans are then outstanding, the same shall be immediately due and payable, and (ii) to the extent that any Letters of Credit are then outstanding, Borrower shall provide cash collateral for the same.

(c)           The Class B Commitments of the Designated Extending Lenders shall be permanently reduced by an amount equal to 50% of the amount of all Gross Bond Proceeds as herein set forth.  The reductions to the Class B Commitments of the Designated Extended Lenders shall be made ratably, based upon such Lenders’ total Class A Commitments as of the date of such reduction.  If the Class B Commitments of any Designated Extending Lender shall be reduced to zero, any Commitment reduction to which it would otherwise be entitled shall be shared ratably among the other Designated Extending Lenders; provided  that after all Class B Commitments of the Designated Extending Lenders have been permanently retired, the Class A Commitments of the Designated Extending Lenders shall thereupon be ratably reduced until the aggregate amount thereof shall have been reduced to $1.5 billion, and once the aggregate Class A Commitments have been reduced to $1.5 billion, no further reductions to the Commitments will be necessary.

2.07        Repayment of Loans.

(a)           The Borrower shall repay in full to each Class B Lender on the Class B Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date and then owing to such Class B Lender.

(b)           The Borrower shall repay each Swing Line Loan (i) to not more than $2,000,000 on the fifteenth day after the date such Loan is made and (ii) in full on the Class A Maturity Date.

(c)           The Borrower shall repay in full to each Class A Lender on the Class A Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(d)           The Borrower shall repay to the Class A Term Loan Lenders the aggregate principal amount of all Class A Term Loans outstanding on the Class B Maturity Date in six installments, the first five of which shall be equal to 1.25% of the original principal amount of such Class A Term Loans and shall commence on March 31, 2011 and continue on the last business day of each June, September, December and March thereafter through and including March 31, 2012 and the final principal repayment installment of which shall be made on the Class A Maturity Date and shall be in an amount equal to the aggregate principal amount of all Class A Term Loans outstanding on such date.

(e)           The Borrower shall utilize 100% of the Net Bond Proceeds (inclusive of the proceeds from the 2009 Convertible Notes) from a Permitted Note Issue up to $1,000,000,000 to (a) prepay Revolving Loans or (b) redeem, repurchase or retire the 2006 Convertible Notes.  Any Net Bond Proceeds received prior to the Restatement Effective Date shall be applied to the prepayment of Revolving Loans on or before June 30, 2009, and any Net Bond Proceeds received after the Restatement Effective Date shall be applied by the Borrower within ninety (90) days of receipt thereof.

2.08        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus  the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus  the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus  the Applicable Rate.

(b)           (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)            Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the applicable facility fee set forth in the definition of Applicable Rate times  the actual daily amount of  the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage.  For the avoidance of doubt, it is agreed that the facility fee shall be payable on any outstanding Class A Term Loans.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV  is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the applicable facility fee set forth in the definition of the Applicable Rate separately for each period during such quarter that such facility fee was in effect.

(b)           Other Fees.  (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided  that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a) , bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)            General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02  and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II , and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV  are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans and the obligations of the Revolving Loans to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c)  are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c)  on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c) ..

(e)            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its  pro rata  share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them,  provided  that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14       Cash Collateral for L/C Issuer or Swing Line Lender.  At any time that any Lender is an Impacted Lender, upon the request of the L/C Issuer or the Swing Line Lender to the Administrative Agent and the Borrower, the Borrower shall immediately pledge and deposit with or deliver to the Administrative Agent as collateral, for the benefit of the L/C Issuer or the Swing Line Lender, as applicable, cash or deposit account balances, in an aggregate amount not less than such Impacted Lender’s applicable Pro Rata Share of the then Outstanding Amount of all L/C Obligations or Swing Line Loans, as applicable, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable, which arrangements and documents are hereby consented to by the Lenders.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Swing Line Lender, as applicable, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.  This Section and any agreements or other documents delivered in connection with this Section shall not be prohibited by, or otherwise conflict with, any contrary provision herein, including Sections 2.12 , 2.13  and 7.01 ..

ARTICLE III.
 TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided  that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate specifying in reasonable detail the nature and amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.

(i)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is resident for Tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the Restatement Effective Date (in the case of each Foreign Lender listed on the signature pages hereof), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(A)         duly executed and properly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)          duly executed and properly completed copies of Internal Revenue Service Form W-8ECI,

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed and properly completed copies of  Internal Revenue Service Form W-8BEN, or

(D)         any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly executed and properly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)          Without limiting the generality of the foregoing, in the event that the Borrower is resident for Tax purposes in the United States, any Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the Restatement Effective Date (in the case of each Foreign Lender listed on the signature pages hereof), on or prior to the date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion):

(A)         duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under Section 3.01(e)(ii) , to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding Tax or subject to a reduced rate of withholding Tax, and

(B)          duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iv)         Without limiting the generality of the foregoing, in the event that the Borrower is resident for Tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Borrower and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), duly executed and properly completed copies of Internal Revenue Service Form W-9.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided  that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  Subject to the provisions of Section 3.01 (which shall be controlling with respect to the matters covered thereby), if any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e) ) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by  Section 3.01  and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder in respect of any Eurodollar Loan or Letter of Credit (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculations of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be presumptively correct absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided  that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided  the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13 ;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 , or if any Lender gives a notice pursuant to Section 3.02 , then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01  or  3.04 , as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02 , as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 , the Borrower may replace such Lender in accordance with Section 10.13 ..

3.07        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
 CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.01        Conditions of Effectiveness.  The effectiveness of this amendment and restatement is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance satisfactory to the Administrative Agent, the Syndication Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the state of Nevada.

(v)           favorable opinions of the General Counsel of the Borrower and of O’Melveny & Myers LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request;

(vi)          a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required, other than, in the case of either clause (A) or (B), any such consents, licenses or approvals under applicable Gaming Laws which are not required to be obtained on or prior to the Restatement Effective Date, which consents, licenses or approvals the Borrower will seek in due course after the Restatement Effective Date;

(vii)         a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b)  have been satisfied; (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings and a calculation of the Debt to Capitalization Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Restatement Effective Date; and

(viii)       such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)           Any fees required to be paid on or before the Restatement Effective Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Restatement Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)          The Restatement Effective Date shall have occurred on or before June 30, 2009.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01 , each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02 , the representations and warranties contained in subsections (a) and (b) of Section 5.05  shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 ..

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a)  and (b)  have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
 REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power; Compliance with Laws.  The Borrower and each Significant Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets and carry on its business, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b) or (c) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which it is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (other than any such actions, notices or filings under the applicable Gaming Laws which are not required to be taken prior to the Restatement Effective Date, which actions, notices or filings the Borrower will seek in due course after the Restatement Effective Date) or any other Person is necessary or required in connection with (a) the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document, or (b) the grant by any Loan Party of the Liens created pursuant to the Pledge Agreement.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect; provided  that if the Borrower shall establish a commercial paper program that is supported by Committed Loans, then so long as such program is in effect, this representation shall not be operative.

5.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) call into question the validity or enforceability of, or otherwise seek to invalidate this Agreement or any other Loan Document, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in such title or interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 ..

5.09        Environmental Compliance.  The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11       Taxes.  The Borrower and its Subsidiaries have filed all material Federal, state and other Tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes, material assessments, material fees and other material governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary thereof is party to any Tax sharing agreement.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws to the extent that non-compliance would reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent as would not reasonably be expected to result in a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent as would not reasonably be expected to result in a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, in each case referred to in clauses (i)-(v), to the extent that would not reasonably be expected to result in a Material Adverse Effect.

5.13        Significant Subsidiaries; Equity Interests.  As of the Restatement Effective Date, the Borrower has no Significant Subsidiaries other than those specifically disclosed in Schedule 5.13 , and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower in the amounts specified on Schedule 5.13  free and clear of all Liens.

5.14        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  No written report, financial statement, certificate or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or, to Borrower’s knowledge, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided  that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Administrative Agent, the Issuing Bank and the Lenders that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

5.16        Compliance with Laws.  Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries engages in the business of unlawful internet gambling by placing, receiving, or otherwise knowingly transmitting a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under Federal law and any applicable State law in the State or Tribal lands in which the bet or wager is initiated, received, or otherwise made.

5.17        Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “ IP Rights ”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that would not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, except to the extent that would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.
 AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 , 6.02 , and 6.03 ) cause each Subsidiary to:

6.01        Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended on or about September 30, 2009), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended on or about June 30, 2009), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended on or about June 30, 2009), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           (i) as soon as possible and in any event within 45 days after the end of each fiscal quarter ending on or about September 30, a certification from a Responsible Officer as to of the Debt to Capitalization Ratio as of the end of such fiscal quarter; and (ii) at Borrower’s election following the end of a fiscal quarter other than the fiscal quarter ending as of September 30, a certification from a Responsible Officer as to the Debt to Capitalization Ratio as of the end of such fiscal quarter;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 ; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided  that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions ( i.e. , soft copies) of such documents and the Administrative Agent shall thereafter notify the Lenders.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b)  to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03        Notices.  Promptly notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following to the extent that any such matter would reasonably be expected to have a Material Adverse Effect (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(e)           of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to  Section 6.03(a)  shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, which, if unpaid, would reasonably be expected to have a Material Adverse Effect, including the following obligations and liabilities to the extent that, if unpaid, would reasonably be expected to have a Material Adverse Effect (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04  or 7.05 ; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including, without limitation, the UIGEA), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided , however , that Borrower may if it so chooses be present at or participate in any discussions with its accountants and that, when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, including acquisitions and stock repurchases and the repurchase or redemption of the 2006 Convertible Notes, 2009 Convertible Notes and any other Indebtedness.

6.12       Springing Lien Approval.  On or before December 31, 2009 (or such later date as may be acceptable to the Administrative Agent), obtain the approvals necessary under applicable Gaming Law to permit the grant of Liens contemplated under Section 6.13 ..

6.13        Springing Lien.  If at any time (a) the Debt Rating by Moody’s shall be reduced below Investment Grade or the Borrower shall cease to have a Debt Rating by Moody’s and  (b) the Debt Rating by S&P shall be reduced below Investment Grade or the Borrower shall cease to have a Debt Rating by S&P, then, as soon as reasonably practicable thereafter, the Borrower shall grant the Administrative Agent, on behalf of all Lenders, a Lien on 100% of the Equity Interests of its directly and wholly-owned Domestic Subsidiaries and 66% of the Equity Interests of its directly and wholly-owned Foreign Subsidiaries pursuant to the terms of the Pledge Agreement, together with (A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and (B) proper financing statements in form for filing under the Uniform Commercial Code of the jurisdiction where the Borrower is “located” under the UCC covering the Collateral described in the Pledge Agreement.  If, thereafter, the Debt Rating by both Moody’s and S&P shall be Investment Grade for a period of not less than three consecutive calendar months, then the Lien on such Equity Interests shall be released by the Administrative Agent.  The 2009 Convertible Notes and any bonds or similar securities hereafter issued by the Borrower may share in any collateral granted to the Lenders under the Pledge Agreement; provided , that any Lien shared by such Persons shall be automatically released upon the release of the Lenders’ Lien.  For the avoidance of doubt, if any Lien granted pursuant to the terms hereof shall be released, and the Borrower’s Debt Ratings shall thereafter trigger the requirements of this Section, the Borrower shall once again complete the Collateral grant required hereby.

ARTICLE VII.
 NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01        Liens.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document, including, without limitation, any Liens granted pursuant to the terms of the Pledge Agreement on the terms set forth therein; provided , that if any Indebtedness issued under a Permitted Note Issue shall be secured thereby, any Lien securing such Indebtedness shall be automatically released upon the release of the Administrative Agent and Lenders’ Liens as provided in Section 6.13  and the Pledge Agreement;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(a) ;

(c)           Permitted Encumbrances;

(d)           any Lien on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Subsidiary of the Borrower that holds, directly or indirectly through a holding company or otherwise, a license to conduct gaming under any Gaming Law, and in the proceeds thereof; provided  that this clause shall apply only so long as the Gaming Laws of the relevant jurisdiction provide that the creation of any Lien or other restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause shall be of no further effect; and provided further  that if at any time the Borrower or any of its Subsidiaries creates or suffers to exist a Lien covering such securities in favor of the holder of any other Indebtedness, it will (subject to any approval required under such Gaming Laws) concurrently grant a pari-passu Lien likewise covering such securities in favor of the Administrative Agent for the benefit of the Lenders;

(e)           Liens on property acquired or constructed by Borrower or any of its Subsidiaries, and in the proceeds thereof, that (i) were in existence at the time of the acquisition or construction of such property or were created or assumed at or within 90 days after such acquisition or construction, and (ii) secure (in the case of Liens not in existence at the time of acquisition of the Property) only the unpaid portion of the acquisition or construction price for such property, or monies borrowed that were used to pay such acquisition or construction price;

(f)            Liens not otherwise permitted by the foregoing clauses of this Section 7.01 securing Indebtedness in an aggregate principal amount not to exceed $50,000,000; provided , that no such Lien shall extend to or cover any Collateral; and

(g)           Liens not otherwise permitted by the foregoing clauses of this Section encumbering assets of the Borrower and its Subsidiaries having an aggregate fair market value which is not in excess of 5% of Net Tangible Assets (determined, in each case, by reference to the most recent date for which the Borrower has delivered its financial statements under Section 6.01(a)  or (b) ); provided , that no such Lien shall extend to or cover any Collateral.

7.02        Indebtedness.  The Borrower shall not permit any Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided  that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(b)           Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;

(c)           Guarantees of any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any wholly-owned Subsidiary;

(d)           secured Indebtedness permitted by Sections 7.01(e), 7.01(f) or 7.01(g).

(e)           unsecured Indebtedness which was created, assumed or incurred by such Subsidiary prior to its acquisition by Borrower and its Subsidiaries (and not in anticipation of such acquisition);

(f)            letters of credit, surety bonds and other similar forms of credit enhancement for such Subsidiaries incurred in the ordinary course of their business; and

(g)           other Indebtedness at any time outstanding (inclusive of any Indebtedness of any Subsidiaries under Section 7.09 ) in an aggregate principal amount not to exceed $350,000,000 minus  the amount of Indebtedness then outstanding secured by Liens permitted pursuant to Section 7.01(f)  and (g) ..

7.03        Fundamental Changes.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, to the extent that, after giving effect to such transaction, a Default exists or would result therefrom or, after giving pro forma effect to such transaction, the Borrower shall not be in compliance with the covenants in Section 7.07 ; and provided  that the Borrower shall be the survivor of any merger involving the Borrower; and provided  further that

(a)           any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary.

7.04        Hostile Tender Offers.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other equity securities of any business entity if the equity securities of such business entity are publicly traded, the board of directors or management of such corporation or business entity has notified the Borrower or any of its Subsidiaries in writing that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

7.05        Change in Nature of Business.  The Borrower shall not, nor shall it permit any Significant Subsidiary to, engage in any material line of business substantially different from (i) those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or (ii) any business reasonably related or incidental thereto including, without limitation, (A) the operation of gaming facilities, (B) the provision of gaming-related hardware, software or services to customers, (C) the provision of hardware, software or services to customers in the video game industry or the on-line lottery industry, and/or (D) the facilitation, operation or ownership of Online Gaming activities or businesses.

7.06        Use of Proceeds.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in any case in violation of Regulation U.

7.07        Financial Covenants.

(a)           Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

(b)           Total Leverage Ratio.  The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such date:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2009 through March 31, 2010	3.75 to 1.00
June 30, 2010 through March 31, 2011	3.50 to 1.00
June 30, 2011 and thereafter	3.25 to 1.00

7.08        Restricted Payments.  The Borrower shall not declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           the Borrower may declare and pay cash dividends to its stockholders in an amount not to exceed the lesser of (i) 6¢ per common share per fiscal quarter and (ii) $25,000,000 in any fiscal quarter;

(b)           the Borrower may make Restricted Payments based upon its then-current Debt Rating and its pro forma Total Leverage Ratio, as follows:

(i)            So long as the pro forma Total Leverage Ratio (after giving effect to the proposed Restricted Payment) is less than or equal to 2.0 to 1.0 (whether or not the Borrower has an Investment Grade Debt Rating), Restricted Payments shall be limited to 100% of the Borrower’s net income for the trailing four quarter period for which a Compliance Certificate has been delivered pursuant to Section 6.02(b) ;

(ii)           If the pro forma Total Leverage Ratio (after giving effect to the proposed Restricted Payment) is greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0 and the Borrower has an Investment Grade Debt Rating by at least one rating agency, Restricted Payments shall be limited to the lesser of (a) $250 million or (b) 85% of the Borrower’s net income for the trailing four quarter period for which a Compliance Certificate has been delivered pursuant to Section 6.02(b) ;

(iii)          If the pro forma Total Leverage Ratio (after giving effect to the proposed Restricted Payment) is greater than 2.5 to 1.0 and the Borrower has an Investment Grade Debt Rating by at least one rating agency, Restricted Payments shall be limited to least of (a) $175 million, (b) 75% of the Borrower’s net income for the trailing four quarter period or (c) the sum of (i) the quarterly dividend of 6¢/common share described in Section 7.08(a)  above plus (ii)  the growth in the basic share count related to the exercise of equity awards and the vesting of restricted shares plus (iii) the growth in the dilutive effect of equity awards and restricted shares on the diluted eps denominator times  the average stock price for such four quarter period for which a Compliance Certificate has been delivered pursuant to Section 6.02(b) ; and

(iv)          If the pro forma Total Leverage Ratio (after giving effect to the proposed Restricted Payment) is greater than 2.0 to 1.0 and the Borrower does not have an Investment Grade Debt Rating by at least one rating agency, Restricted Payments shall be limited to the quarterly dividend of 6¢/common share described in Section 7.08(a)  above;

provided, that (A) all Restricted Payments permitted pursuant to Section 7.08(a) above shall be included in the calculation of the amounts otherwise available under this Section; (B) Restricted Payments shall be calculated on the basis of a trailing four quarter period (excluding all stock repurchases completed in the 2008 calendar year); and (C) the pro forma  calculations shall be made and provided to Administrative Agent at each time a Restricted Payment is to be made and such calculation shall be made after giving effect to the proposed Restricted Payment; and provided , further  that notwithstanding the foregoing, the Borrower may pay dividends otherwise permitted under this Section 7.08 , if at the time of declaration thereof, no Default shall have occurred and then be continuing.

7.09        Capital Markets Indebtedness.  The Borrower shall not, nor shall it permit any Subsidiaries to, incur Indebtedness consisting of bonds or similar securities in an aggregate principal amount of $150,000,000 or more in a single transaction, or in a series of related transactions, except Indebtedness incurred pursuant to a Permitted Note Issue.

ARTICLE VIII.
 EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 , 6.05 , 6.11  or 6.12  or Article VII ; or

(c)           Other Defaults.  The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof from the Administrative Agent on behalf of any Lender; or

(d)           Representations and Warranties.  Any representation or warranty made by Borrower herein, in any other Loan Document, or in any certificate or other writing delivered by Borrower pursuant to any Loan Document shall be incorrect in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) The Borrower or any Significant Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Significant Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Significant Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $100,000,000; or

(f)            Insolvency Proceedings, Etc.  The Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process for the payment of money in an aggregate amount in excess of $75,000,000 is issued or levied against all or any of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Significant Subsidiary a final judgment or order for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage in a material respect), such judgment remains unsatisfied and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000,000; or

(j)                                    Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                 Pledge Agreement.  The Pledge Agreement, after delivery thereof pursuant to Section 6.13 and so long as the Pledge Agreement is in effect, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens expressly permitted by Section 7.01 ) on the Collateral consisting of the equity of Domestic Subsidiaries purported to be covered thereby or a valid Lien in all material respects (subject to Liens expressly permitted by Section 7.01 ) on the Collateral consisting of the equity of Foreign Subsidiaries purported to be covered thereby.

8.02                       Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                 require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                       Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02 ), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III ) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III ), ratably among them in proportion to the amounts described in this clause Second  payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third  payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, and Obligations then owing under Secured Hedge Agreements, ratably among the Lenders, the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause  Fourth  held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth  above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.  Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of  Article IX  hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
 ADMINISTRATIVE AGENT
9.01                       Appointment and Authority.

(a)                                 Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)                                The Administrative Agent shall also act as the “collateral agent” under the Pledge Agreement, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05  for purposes of holding or enforcing any lien on the Collateral (or any portion thereof) granted under the Pledge Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX  and Article XI  (including Section 11.04(c) , as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                       Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided  that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                 shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01  and 8.02 ) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Pledge Agreement, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV  or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                       Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the continuance of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided  that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04  shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07                       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Syndication Agent, Co-Documentation Agents, Joint Lead Arrangers or Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                       Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i)  and (j) , 2.09  and 10.04 ) allowed in such judicial proceeding; and

(b)                                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09  and 10.04 ..

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                       Collateral Matters.  Each of the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under the Pledge Agreement (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) in accordance with Section 6.13  or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01 ..

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property.  In each case as specified in this Section 9.10 , the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Pledge Agreement in accordance with the terms of the Loan Documents and this Section 9.10 ..

9.11                    Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or the Pledge Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX  to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

ARTICLE X.
 MISCELLANEOUS

10.01                Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided , however , that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02 ) without the written consent of such Lender;

(c)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01 ) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided , however , that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)                                 change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f)                                   change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02                Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                    if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 ; and

(ii)                                 if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided  that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II  if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided  that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided  that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                 The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “ Agent Parties ”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided , however , that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                 Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Syndication Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) during the occurrence and continuance of an Event of Default, all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                Indemnification by the Borrower.  Subject to the provisions of Sections 3.01 and 3.04 (which shall be controlling with respect to the matters covered thereby), the Borrower shall indemnify the Administrative Agent and the Syndication Agent (and any sub-agent of either thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto;  provided  that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                 Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent or the Syndication Agent (or any sub-agent or either thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, the Syndication Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided  that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Syndication Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Syndication Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d) ..

(d)                                Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                 Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)                                    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                 each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s Loans and Commitments, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)                              any assignment of a Revolving Commitment must be approved by the Borrower, unless an Event of Default shall have occurred and be continuing, the Administrative Agent, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and any assignment of a Class A Term Loan must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)                             the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 , 3.04 , 3.05 , and 10.04  with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “ Register ”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant ”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided  that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) any such participation shall be of a ratable percentage of all of such Lender’s Commitments and Loans and (v) to the extent required under applicable Gaming Laws, each Participant must be registered with, approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Boards and may not be the subject of a Lender Disqualification.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided  that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01  that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 , 3.04  and 3.05  to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08  as though it were a Lender, provided  such Participant agrees to be subject to Section 2.13  as though it were a Lender.

(e)                                 Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01  or 3.04  than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01  unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e)  as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank;  provided  that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender ”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC ”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided  that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii) ..  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04 ), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07                Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, members, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agrees to keep such Information confidential), (b) to the extent requested by any Gaming Board or any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the information and agree to keep such Information confidential) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the information and agree to keep such Information confidential), (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and such recipient reasonably believes such disclosure was proper.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided  that all Information may be shared by and among the Administrative Agent, any Lender or the L/C Issuer whether or not such Information is confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08                Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided  that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements (including, without limitation, the Existing Credit Agreement) and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01 , this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 , or if any Lender is a Defaulting Lender or an Impacted Lender or the subject of a Lender Disqualification or is no longer an Eligible Assignee under clause (B) of the definition thereof, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06 ), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided  that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 ) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                 in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 , such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                 WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 ..  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act ”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.17                Cooperation with Gaming Boards.  The Administrative Agent and the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries, including the provision of such documents and other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to the Loan Documents.  The Borrower agrees to cooperate with Governmental Authorities that have regulatory jurisdiction over the Lenders in connection with this Agreement, including the provision of such documents and other information as may be requested by any such Governmental Authority relating to any Lender or this Agreement.

10.18                Pledge Agreement Release.  Except as otherwise provided herein, if the Pledge Agreement is in effect, no amendment, waiver or consent to this Agreement or the Pledge Agreement shall release all or substantially all of the Collateral in any transaction or series of transactions without the written consent of each Lender.

10.19                No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “ Lenders ”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF,the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INTERNATIONAL GAME TECHNOLOGY

By:	/s/ Patrick W. Cavanaugh
Name:	Patrick W. Cavanaugh
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A., as Administrative Agent

By:	/s/ Deborah Fuetsch
Name:	Deborah Fuetsch
Title:	Vice President

SCHEDULE 2.01

COMMITMENTS
AND PRO RATA SHARES

Revolving Credit Facility

Lender	Revolving Commitment	Pro Rata Share
The Royal Bank of Scotland PLC	$225,000,000	10.843373494%
Bank of America, N.A.	$195,000,000	9.397590361%
Mizuho Corporate Bank, Ltd.	$138,108,108	6.655812434%
Wells Fargo Bank, N.A.	$121,500,000	5.855421687%
Wachovia Bank, National Association	$103,500,000	4.987951807%
KeyBank National Association	$86,317,568	4.159882795%
Sumitomo Mitsui Banking Corporation	$86,317,568	4.159882795%
Société Générale	$85,000,000	4.096385542%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$75,000,000	3.614457831%
Union Bank, N.A.	$75,000,000	3.614457831%
Morgan Stanley Bank, N.A.	$75,000,000	3.614457831%
The Bank of New York Mellon	$75,000,000	3.614457831%
BNP Paribas	$69,054,054	3.327906217%
U.S. Bank National Association	$60,000,000	2.891566265%
The Governor and Company of The Bank of Ireland	$51,790,541	2.495929687%
Comerica Bank	$50,000,000	2.409638554%
Deutsche Bank Trust Company Americas	$50,000,000	2.409638554%
William Street Commitment Corporation	$50,000,000	2.409638554%
UBS AG, Stamford Branch	$50,000,000	2.409638554%
JPMorgan Chase Bank, N.A.	$45,000,000	2.168674699%
HSH Nordbank	$30,000,000	1.445783133%
Merrill Lynch Bank USA	$30,000,000	1.445783133%
Goldman Sachs Bank USA	$25,000,000	1.204819277%
Toronto Dominion (New York) LLC	$25,000,000	1.204819277%
UniCredit S.p.A. – New York Branch	$20,716,216	0.998371855%
HSBC Bank USA, National Association	$20,000,000	0.963855422%
Bank Hapoalim B.M.	$20,000,000	0.963855422%
Commerzbank AG	$20,000,000	0.963855422%
First Commercial Bank New York Agency	$17,263,514	0.831976578%
E. Sun Commercial Bank, Ltd., Los Angeles Branch	$16,000,000	0.771084337%
State Bank of India	$15,000,000	0.722891566%
Chang Hwa Commercial Bank, Ltd.	$13,810,811	0.665581253%
Bank of Taiwan, New York Agency	$10,358,108	0.499185928%
Mega International Commercial Bank Co., Ltd. New York Branch	$10,358,108	0.499185928%
Taipei Fubon Commercial Bank, New York Agency	$10,000,000	0.481927711%
The Chiba Bank, Ltd., New York Branch	$10,000,000	0.481927711%
Mega International Commercial Bank Co., Ltd. Los Angeles Branch	$8,000,000	0.385542169%
Hua Nan Commercial Bank, Ltd.	$6,905,405	0.332790602%
Total	$2,075,000,000	100.000000000%

Class A Revolving Loan Facility

Class A Revolving Lender	Class A Revolving Loan Commitment	Pro Rata Share
The Royal Bank of Scotland PLC	$225,000,000	13.501350135%
Bank of America, N.A.	$195,000,000	11.701170117%
Wells Fargo Bank, N.A.	$121,500,000	7.290729073%
Wachovia Bank, National Association	$103,500,000	6.210621062%
Mizuho Corporate Bank, Ltd.	$100,000,000	6.000600060%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$75,000,000	4.500450045%
Union Bank, N.A.	$75,000,000	4.500450045%
Morgan Stanley Bank, N.A.	$75,000,000	4.500450045%
KeyBank National Association	$62,500,000	3.750375038%
Sumitomo Mitsui Banking Corporation	$62,500,000	3.750375038%
BNP Paribas	$60,000,000	3.600360036%
U.S. Bank National Association	$60,000,000	3.600360036%
Comerica Bank	$50,000,000	3.000300030%
Deutsche Bank Trust Company Americas	$50,000,000	3.000300030%
William Street Commitment Corporation	$50,000,000	3.000300030%
UBS AG, Stamford Branch	$50,000,000	3.000300030%
The Governor and Company of The Bank of Ireland	$37,500,000	2.250225023%
Merrill Lynch Bank USA	$30,000,000	1.800180018%
Toronto Dominion (New York) LLC	$25,000,000	1.500150015%
Goldman Sachs Bank USA	$25,000,000	1.500150015%
UniCredit S.p.A. – New York Branch	$20,000,000	1.200120012%
HSBC Bank USA, National Association	$20,000,000	1.200120012%
E. Sun Commercial Bank, Ltd., Los Angeles Branch	$16,000,000	0.960096010%
State Bank of India	$15,000,000	0.900090009%
First Commercial Bank New York Agency	$12,500,000	0.750075008%
Mega International Commercial Bank Co., Ltd. New York Branch	$10,000,000	0.600060006%
Chang Hwa Commercial Bank, Ltd.	$10,000,000	0.600060006%
Taipei Fubon Commercial Bank, New York Agency	$10,000,000	0.600060006%
Mega International Commercial Bank Co., Ltd. Los Angeles Branch	$8,000,000	0.480048005%
Bank of Taiwan, New York Agency	$7,500,000	0.450045005%
Hua Nan Commercial Bank, Ltd.	$5,000,000	0.300030003%
Total	$1,666,500,000	100.000000000%

Class B Revolving Loan Facility

Class B Revolving Lender	Class B Revolving Loan Commitment	Pro Rata Share
Société Générale	$85,000,000	20.807833537%
The Bank of New York Mellon	$75,000,000	18.359853121%
JPMorgan Chase Bank, N.A.	$45,000,000	11.015911879%
Mizuho Corporate Bank, Ltd.	$38,108,108	9.328790208%
HSH Nordbank	$30,000,000	7.343941248%
KeyBank National Association	$23,817,568	5.830494002%
Sumitomo Mitsui Banking Corporation	$23,817,568	5.830494002%
Commerzbank AG	$20,000,000	4.895960832%
Bank Hapoalim B.M.	$20,000,000	4.895960832%
The Governor and Company of The Bank of Ireland	$14,290,541	3.498296450%
The Chiba Bank, Ltd., New York Branch	$10,000,000	2.447980416%
BNP Paribas	$9,054,054	2.216414688%
First Commercial Bank New York Agency	$4,763,514	1.166098898%
Chang Hwa Commercial Bank, Ltd.	$3,810,811	0.932879070%
Bank of Taiwan, New York Agency	$2,858,108	0.699659241%
Hua Nan Commercial Bank, Ltd.	$1,905,405	0.466439412%
UniCredit S.p.A. – New York Branch	$716,216	0.175328274%
Mega International Commercial Bank Co., Ltd. New York Branch	$358,108	0.087664137%
Total	$408,500,000	100.000000000%

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

LOC #	ORIGINA ISSUE DATE	EXTENSION TERMS	DATE EXPIRES	ISSUED IN FAVOR OF	AMOUNT
S00037206	7/13/2000	Automatic	7/15/2009	South Dakota Commission on Gaming	$2,800,000
S00045630	06/02/2002	Automatic	6/30/2009	United States Fidelity	$ 100,000
S00048353	08/13/2003	Automatic	7/31/2009	Multiple Insurance Groups	$ 826,667
NZS550544	08/08/2005	Automatic	6/30/2009	Sentry Insurance	$ 380,000
$4,106,667

SCHEDULE 5.13

SIGNIFICANT SUBSIDIARIES

Domestic Corporations	Authorized Shares	Class	Par Value	Shares Issued	Shareholders

IGT	20,000,000	Common	0.01	9,812,352	International Game Technology

SCHEDULE 7.01

EXISTING LIENS

None

SCHEDULE 7.02

EXISTING INDEBTEDNESS

None

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:
International Game Technology
9295 Prototype Drive
Reno, Nevada 89521
Attention:  Linda Rosenthal
Telephone: (775)-448-1938
Telecopier: (775) 448-0825
Electronic Mail: linda.rosenthal@IGT.com
Website Address:  www.IGT.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Wells Fargo Bank, N.A.
201 Third Street, 8th Floor
Mail Code:  A0817-081
San Francisco, CA 94103
Attention: Agency Syndication Dept./Thomas Priftis
Telephone: (415) 477-5443
Telecopier: (415) 512-7059
Electronic Mail:  priftist@wellsfargo.com
Account No.:  4175-431438
Ref:  Syndic/WFBCorp/Intl Gaming Tech “IGT”
ABA# 1210-00248

Other Notices as Administrative Agent:
Wells Fargo Bank, N.A.
Agency Management
201 Third Street, 8th Floor
Mail Code: A0817-081
San Francisco, CA 94103
Attention:  Agency Syndication Dept./Ellen Einarsson
Telephone:  (415) 477-5271
Telecopier:  (415) 512-7059
Electronic Mail: ellen.einarsson@wellsfargo.com

L/C ISSUER:

Wells Fargo Bank, N.A.
1 Front Street, 21st Floor
Mail Code: A0195-212
San Francisco, CA 94103
Attention: Socorro Lozana
Telephone: (415) 396-8308
Telecopier: (415) 284-9453
Electronic Mail: lozanos@wellsfargo.com

SWING LINE LENDER:

Wells Fargo Bank, N.A.
201 Third Street, 8th Floor
Mail Code:  A0817-081
San Francisco, CA 94103
Attention: Agency Syndication Dept. / Thomas Priftis
Telephone: (415) 477-5443
Telecopier: (415) 512-7059
Electronic Mail:  priftist@wellsfargo.com
Account No.:  4175-431438
Ref:  Syndic/WFBCorp/Intl Gaming Tech “IGT”
ABA# 1210-00248

EXHIBIT A

FORM OF COMMITTED LOAN/PAYDOWN NOTICE

Date:  ___________, _____

To:          Wells Fargo Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among International Game Technology, a Nevada corporation (the “Borrower”), the Lenders from time to time party thereto, certain other parties thereto and Wells Fargo Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Loans
☐ A conversion or continuation of Loans
☐ Paydown

On ________________________ (a Business Day).
In the amount of ___________________________.
Comprised of ______________________________.
[Type of Committed Loan requested]
For Eurodollar Rate Loans:  with an Interest Period of ______ months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(a)/2.01(c) of the Agreement.

INTERNATIONAL GAME TECHNOLOGY

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Form of Committed Loan Notice

A-1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____

To:	Wells Fargo Bank, N.A., as Swing Line Lender
Wells Fargo Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among International Game Technology, a Nevada corporation (the “Borrower”), the Lenders from time to time party thereto, certain other parties and Wells Fargo Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

On ___________________________ (a Business Day).
In the amount of $ ______________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

INTERNATIONAL GAME TECHNOLOGY

By: _________________________________
Name: _______________________________
Title: ________________________________

Form of Swing Line Loan Notice

B-1

EXHIBIT C-1

FORM OF REVOLVING NOTE`

June __, 2009

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, certain other parties and Wells Fargo Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Form of Revolving Note

C-1-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

INTERNATIONAL GAME TECHNOLOGY

By: ________________________________
Name: ______________________________
Title: _______________________________

Form of Revolving Note

C-1-2

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________

Form of Revolving Note

C-1-3

EXHIBIT C-2

FORM OF SWING LINE NOTE

June __, 2009

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to WELLS FARGO BANK, N.A. or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, certain other parties and Wells Fargo Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Swing Line Lender in Dollars in immediately available funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Swing Line Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

Form of Swing Line Note

C-2-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

INTERNATIONAL GAME TECHNOLOGY

By: ________________________________
Name: ______________________________
Title: _______________________________

Form of Swing Line Note

C-2-2

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________

Form of Swing Line Note

C-2-3

EXHIBIT C-3

FORM OF CLASS A TERM NOTE

December 19, 2010

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Class A Term Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, certain other parties and Wells Fargo Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Class A Term Loan from the date of such Class A Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Class A Term Note is one of the Class A Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Class A Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Class A Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Class A Term Note and endorse thereon the date, amount and maturity of its Class A Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Class A Term Note.

Form of Class A Term Note

C-3-1

THIS CLASS A TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

INTERNATIONAL GAME TECHNOLOGY

By: ________________________________
Name: ______________________________
Title: _______________________________

Form of Class A Term Note

C-3-2

CLASS A TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________
________	_________	_________	_________	_________	_________	________

Form of Class A Term Note

C-3-3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _________ , _____

To:           Wells Fargo Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among International Game Technology, a Nevada corporation (the “Borrower”), the Lenders from time to time party thereto, certain other parties and Wells Fargo Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

D-1

[select one:]

[to the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.           The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________, _______.

INTERNATIONAL GAME TECHNOLOGY

By: ________________________________
Name: ______________________________
Title: _______________________________

Form of Compliance Certificate

D-2

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.07(a) – Interest Coverage Ratio.
Adjusted Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):
	1.	Consolidated net income for Subject Period:	$_______
	2.	plus Consolidated Interest Expense for Subject Period:	$_______
	3.	plus provision for income taxes for Subject Period:	$_______
	4.	plus depreciation expenses for Subject Period:	$_______
	5.	plus amortization expenses for Subject Period:	$_______
	6.	plus non-cash stock-based compensation expenses for Subject Period:	$_______
	7.	plus non-cash extraordinary losses:	$_______
	8.	plus non-cash non-recurring items:	$_______
	9.	plus any losses arising in connection with the early retirement of Indebtedness:	$_______
	10.	minus extraordinary gains from sales, exchanges and other dispositions not in the ordinary course of business and other non-recurring items for the Subject Period:	$_______
	11.	plus extraordinary losses from sales, exchanges and other dispositions not in the ordinary course of business and other non-recurring items for the Subject Period:	$_______
	12.	minus interest income for the Subject Period:	$_______
	13.	Consolidated EBITDA (Sum of Lines 1 through 12):	$_______
	14.	Adjustments to Consolidated EBITDA approved by Administrative Agent [Describe]:	$_______
	15.	Adjusted Consolidated EBITDA (Line 13 as adjusted by Line 14):	$_______
	16.	Consolidated Interest Expense for the Subject Period:	$_______
	17.	minus interest paid or accrued in respect of Jackpot Liabilities for the Subject Period:	$_______
18.
minus all non-cash interest expense, including the amortization of debt issuance costs and closing fees, and, in addition, all interest expense that is not actually paid in cash in respect of the 2006 Convertible Notes, the 2009 Convertible Notes or any other outstanding convertible notes or convertible securities, including any non-cash interest expense arising under APB 14-1 in respect of any such convertible notes or convertible securities for the Subject Period:
$_______
	19.	Interest Expense for purposes of Interest Coverage Ratio (Sum of Line 16 through 18):	$_______

Consolidated Interest Coverage Ratio (Line 15 ¸ Line 19): _______ to 1.00 Minimum required: 3.00 to 1.00

Form of Compliance Certificate

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II.                       Section 7.07 (b) – Total Leverage Ratio.
           Consolidated Total Debt at Statement Date:
1.
All obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments excluding, in the case of any convertible notes or other convertible securities, obligations relating to the Equity Interests evidenced thereby at Statement Date:
$_______
2.
plus all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments at Statement Date:
$_______
3.
plus Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse excluding, in the case of any convertible notes or other convertible securities, obligations relating to the Equity Interests evidenced thereby at Statement Date:
$_______
4.	plus capital leases at Statement Date:	$_______
5.	plus all Guarantees of such person in respect of any of the foregoing at Statement Date:	$_______
6.
minus exclusion of up to an aggregate amount of $400,000,000 of contingent obligations described in clause 2 and Guarantees of Indebtedness described in clause 5, made by the Borrower or any of its Subsidiaries, except for any such contingent obligations or Guarantees of Indebtedness that Borrower or any of its Subsidiaries is required to reflect as a liability on the Borrower’s financial statements at the end of each quarter pursuant to GAAP because they are due and payable or an event of default under such Indebtedness has occurred and is continuing:
$_______
7.	plus Jackpot Liabilities to the extent that the Borrower or any of its Subsidiaries have not segregated funds for the payment thereof:	$_______
8.	Consolidated Total Debt (Sum of Lines 1 through 7) as of Statement Date:	$_______
9.	Adjusted Consolidated EBITDA for Subject Period (Line 15 from Section I above):	$_______
10.	Total Leverage Ratio (Line 8 ÷ Line 9): ______ to 1.00
                Maximum permitted:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2009 – March 31, 2010	3.75 to 1.00
June 30, 2010 – March 31, 2011	3.50 to 1.00
June 30, 2011 and thereafter	3.25 to 1.00

Form of Compliance Certificate

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III.                      Debt to Total Capitalization Ratio
1.	Consolidated Total Debt at Statement Date (Line 8 from Section II above):	$_______
Total Capitalization at Statement Date:
2.	Consolidated Total Debt at Statement Date:	$_______
3.	plus Borrower’s shareholders’ equity, in accordance with GAAP at Statement Date:	$_______
4.	Total Capitalization (Lines 2 + 3)	$_______
5.	Debt to Total Capitalization Ratio (Line 1 ÷ Line 4): ______ to 1.00

Form of Compliance Certificate

D-5

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:	______________________________

Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

Borrower:	International Game Technology

Administrative Agent:	Wells Fargo Bank, N.A., as the administrative agent under the Credit Agreement

Credit Agreement:
Second Amended and Restated Credit Agreement, dated as of June 8, 2009, among International Game Technology, the Lenders from time to time party thereto, certain other parties and Wells Fargo Bank, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

Form of Assignment and Assumption

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Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans1	CUSIP Number

Revolving Loans	$________________	$________________	______________%
Class A Term Loans	$________________	$________________	______________%
_____________	$________________	$________________	______________%

[Trade Date:	__________________]2

Effective Date:	__________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2           To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

E-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _______________________________
Title:

Consented to and Accepted:

WELLS FARGO BANK, N.A., as
  Administrative Agent

By: _____________________________
Title:

INTERNATIONAL GAME TECHNOLOGY

By: _____________________________
Title:

Form of Assignment and Assumption

E-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

INTERNATIONAL GAME TECHNOLOGY

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

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2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

E-5

EXHIBIT F

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

•      Section 5.01(a), (b) and (c)

•      Section 5.02

•      Section 5.03

•      Section 5.04

•      Section 5.06

•      Section 5.14(b)

Opinion Matters

F-1

EXHIBIT G

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of [_________,____], is entered into by and between INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (“Pledgor”), and WELLS FARGO BANK, N.A., as agent for the Secured Parties (in such capacity, together with any successor administrative agent, the “Pledgee”), WELLS FARGO BANK, N.A. as administrative agent under the Credit Agreement (in such capacity, together with any successor administrative agent, the “Credit Agreement Representative”), Wells Fargo Bank, N.A. as trustee under the 2009 Indenture (in such capacity, together with any successor trustee, the “Note Representative”), and each other REPRESENTATIVE from time to time party hereto, in light of the following facts:

RECITALS

WHEREAS, the Credit Agreement Representative, the financial institutions from time to time party thereto (the “Lenders”), certain other agents and Pledgor are party to that certain Second Amended and Restated Credit Agreement, dated as of June 8, 2009 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have provided certain financial accommodations to Pledgor.

WHEREAS, Pledgor may from time to time enter, or may from time to time have entered, into one or more interest rate Swap Contracts with one or more Hedge Banks at the time such Swap Contracts are entered into (collectively, the “Secured Hedge Agreements”).

WHEREAS, Pledgor has issued the 2009 Convertible Notes pursuant to that certain Indenture, dated as of May 11, 2009 (as amended, supplemented, restated, or otherwise modified from time to time, the “2009 Indenture”) by and between Pledgor and the Note Representative.

WHEREAS, pursuant to any Additional Secured Agreements, the Pledgor has or may incur Additional Obligations.

WHEREAS, Pledgor owns one hundred percent (100%) of all the issued and outstanding Equity Interests of (i) each of its direct, wholly-owned Domestic Subsidiaries (the “Domestic Pledged Companies”) and (ii) each of its direct, wholly-owned Foreign Subsidiaries (the “Foreign Pledged Companies” and together with the Domestic Pledged Companies, the “Pledged Companies”).

WHEREAS, the Credit Agreement requires that Pledgor execute and deliver this Agreement if the Debt Rating is reduced below the level specified in Section 6.13 of the Credit Agreement, and the 2009 Indenture and the applicable Additional Secured Agreements require that Pledgor grant to the Note Representative and the applicable Additional Representatives an equal and ratable lien on the assets of Pledgor and its Subsidiaries that are subject to any Liens granted pursuant to the Credit Agreement.

Form of Pledge and Security Agreement

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WHEREAS, as the Debt Rating is reduced below the level specified in Section 6.13 of the Credit Agreement, the Pledgor is required to execute and deliver this Agreement to the Pledgee for the benefit of the Secured Parties.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts the parties hereto agree as follows (initially capitalized terms used herein without definition shall have the meanings given in the Credit Agreement):

1. Definitions.

“2009 Convertible Notes” means the Pledgor’s 3.25% convertible notes due 2014 issued pursuant to the 2009 Indenture and in the original aggregate principal amount of $850,000,000.

“2009 Indenture” has the meaning specified in the Recitals hereto.

“Additional Representative” means, with respect to any Series of Additional Obligations or Additional Secured Parties, the Representative named for such Series in the applicable Additional Secured Party Consent.

“Additional Obligations” means the due and punctual payment by Pledgor of all advances to, and debts, liabilities, obligations, covenants and duties of, Pledgor arising under any Additional Secured Agreement or otherwise with respect to any loan, letter of credit or note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Pledgor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that such obligations shall only constitute “Additional Obligations” to the extent designated as such pursuant to and in accordance with paragraph 25 of this Agreement.

“Additional Secured Agreement” means any indenture, credit agreement or other agreement, notes, guarantees, registration rights agreements or other similar agreements issued in connection with or relating to the Additional Obligations; provided that in each case, the obligations thereunder have been designated as Additional Obligations pursuant to and in accordance with paragraph 25 of this Agreement.

“Additional Secured Parties” means the holders of any Additional Obligations and any Representative with respect thereto.

“Additional Secured Party Consent” shall mean a consent in the form of Exhibit II hereto.

“Credit Agreement Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Pledgor arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Pledgor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Form of Pledge and Security Agreement

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“Credit Agreement Secured Parties” means (a) the Lenders, (b) the Credit Agreement Representative, (c) the L/C Issuer, (d) each counterparty to any Secured Hedge Agreement, (e) each counterparty to any secured cash management or similar obligation entered into with a Lender or an Affiliate of a Lender, (f) the beneficiaries of each indemnification obligation undertaken by any Lender under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Event of Default” means the occurrence and continuation of any “Event of Default” as defined in the Credit Agreement, the 2009 Indenture or any other Secured Agreement.

“Note Obligations” means all debts, liabilities, obligations, covenants and duties of, Pledgor arising under the 2009 Convertible Notes and the 2009 Indenture, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Pledgor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Note Secured Parties” means the Note Representative and the holders of any Note Obligations.

“Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Representative, (ii) in the case of the Note Obligations or the Note Secured Parties, the Note Representative and (iii) in the case of any Additional Obligations or the Additional Secured Parties that become subject to this Agreement, the applicable Additional Representative.

“Secured Agreements” means (i) the Credit Agreement, each Loan Document, each Secured Hedge Agreement, (ii) the 2009 Indenture and each 2009 Convertible Note and any related guarantees and (iii) each Additional Secured Agreement.

“Secured Parties” means (i) the Pledgee, (ii) the Credit Agreement Secured Parties, (iii) the Note Secured Parties and (iv) each Series of Additional Secured Parties.

“Secured Obligations” means (i) the Credit Agreement Obligations, (ii) the Note Obligations and (iii) each Series of Additional Obligations.

Form of Pledge and Security Agreement

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“Series” means (i) with respect to the Secured Parties, each of (1) the Credit Agreement Secured Parties (in their capacities as such), (2) the Note Secured Parties (in their capacities as such) and (3) the Additional Secured Parties that become subject to this Agreement that are represented by a common Representative (in its capacity as such for such Additional Secured Parties) and (ii) with respect to any Secured Obligations, each of (1) the Credit Agreement Obligations, (2) the Note Obligations and (3) the Additional Obligations incurred pursuant to any Additional Secured Agreement, which pursuant to an Additional Secured Party Consent, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Obligations).

2. Pledge of Securities.

(a) As security for the payment or performance, as the case may be, in full of its Secured Obligations, Pledgor hereby assigns and pledges a continuing security interest to the Pledgee, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Pledgee, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of Pledgor’s right, title and interest in (i) 100% of the Equity Interests of any Domestic Pledged Company, including those owned by Pledgor on the date hereof and described in Part A of Schedule I, and (ii) 66% of the Equity Interests of any Foreign Pledged Company, including those owned by Pledgor on the date hereof and described in Part B of Schedule I, (collectively, the “Collateral”).

(b) (i) Pledgor automatically authorizes Pledgee, for the ratable benefit of the Secured Parties, and its agents and attorneys to file any and all UCC financing statements and amendments thereto in all jurisdictions that Pledgee may deem necessary or reasonably desirable to perfect or evidence the security interest in the Collateral granted hereunder and (ii) Pledgor shall forthwith deliver to Pledgee, for the ratable benefit of the Secured Parties, (A) certificates representing the Collateral together with undated stock powers in form and substance satisfactory to Pledgee duly executed in blank, with signatures guaranteed, regarding the Collateral, (B) requested information listing all effective financing statements filed in the jurisdictions referred to in clause (b)(i) above together with copies of such financing statements and (C) evidence of the completion of all other actions, recordings and filings of or with respect to this Agreement that Pledgee may deem necessary or reasonably desirable in order to perfect its security interest created herein.

3. Representations and Warranties.  Pledgor represents and warrants that:  (a) all of the shares of stock described in paragraph 2(a) hereinabove are fully paid, non-assessable and validly issued in all material respects; (b) the Collateral was not issued in violation of any person’s or entity’s preemptive rights; (c) Pledgor has full corporate power to convey the Collateral; and (d) the Collateral is free and clear of any security interests or liens other than those in favor of Pledgee granted hereunder and other than security interests or liens permitted by the Credit Agreement.

Form of Pledge and Security Agreement

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4. Further Assurances.  Pledgor covenants and agrees that:  (a) it will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents as Pledgee may reasonably request from time to time in order to carry out the provisions and purposes hereof, (b) it will take all such other action, as Pledgee may reasonably request from time to time in order to carry out the provisions and purposes hereof; and (c) the Collateral will remain free and clear of all security interests and liens throughout the term hereof other than those in favor of Pledgee granted hereunder or as otherwise permitted pursuant to the Credit Agreement.  For purposes of defining security interest perfection, Pledgor further agrees that any Collateral which is in transit to Pledgee shall be deemed to be in Pledgee’s possession.  Pledgor further agrees that it will, upon obtaining additional Equity Interests in which a security interest is granted under paragraph 2 of this Agreement, promptly deliver to Pledgee a Pledge Amendment, duly executed by Pledgor, in substantially the form of Exhibit I to this Agreement (a “Pledge Amendment”), in respect of such additional Equity Interests; provided that the failure of Pledgor to execute a Pledge Amendment with respect to any additional Equity Interests in which a security interest is granted under paragraph 2 of this Agreement shall not impair the security interest of Pledgee or the other Secured Parties therein or otherwise adversely affect the rights and remedies of Pledgee or the other Secured Parties hereunder with respect thereto.

5. Warrants and Rights.  If during the term of this Agreement, subscription warrants or any other rights or options shall be issued in connection with the Collateral, such warrants, rights and options shall be promptly assigned by Pledgor to the Pledgee to be held under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.

6. Voting Rights.  During the term of this Agreement, so long as there shall not occur and be continuing any Event of Default, Pledgor shall have the right to vote the Collateral on all corporate questions for all purposes not inconsistent with the terms of this Agreement.  Upon the occurrence and during the continuance of an Event of Default, Pledgee, for the ratable benefit of the Secured Parties, shall thereafter have, at its discretion, the option to exercise all voting powers and other corporate rights pertaining to the Collateral; provided that prior to exercising its rights hereunder, the Pledgee shall give notice to Pledgor.  Pledgee may, for the ratable benefit of the Secured Parties, upon or at any time after the occurrence and during the continuance of an Event of Default, at its option, transfer or register the Collateral or any part thereof into its own or its nominee’s name.

7. Stock Adjustments and Dividends.  If during the term of this Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of any Pledged Company or any option included within the Collateral is exercised, or both, all new, substituted and additional shares, or other securities, issued to Pledgor by reason of any such change or exercise shall be delivered to and held by Pledgee, for the ratable benefit of the Secured Parties, under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.  During the term of this Agreement and so long as there shall not have occurred and be continuing an Event of Default, Pledgor shall have the right to receive any dividend or other distribution made on account of the Collateral; provided, however, that upon the occurrence and during the continuance of an Event of Default and after notice by the Pledgee to Pledgor of the Pledgee’s intention to exercise its rights hereunder, Pledgor shall immediately deliver all dividends or other distributions to Pledgee in the same form received and in the same manner as the Collateral pledged hereunder.  After all Events of Default have been cured or waived, Pledgee shall promptly release to Pledgor all dividends, interest, principal or other distributions that Pledgor would otherwise be permitted to retain pursuant to the terms of this paragraph.

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8. Standard of Care.  The powers conferred on Pledgee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Pledgee shall have no duty as to any Collateral, it being understood that Pledgee shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Pledgee has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any prior parties or any other rights pertaining to any Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Collateral, or (d) initiating any action to protect the Collateral against the possibility of a decline in market value.  Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Pledgee accords its own property consisting of negotiable securities.

9. Remedies upon Default.  In addition to the other remedies provided for herein or otherwise available to it, upon the occurrence and during the continuation of an Event of Default:

(a) Pledgee may (i) exercise in respect to the Collateral, any one or more of the rights and remedies available under the New York Uniform Commercial Code and other applicable law; and (ii) sell or otherwise assign, give an option or options to purchase or dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of Pledgee’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash, on credit or for future delivery without assumption of any credit risk, free of any claim or right of whatsoever kind (including any right or equity of redemption) of Pledgor, which claim, right and equity are hereby expressly waived and released.  Pledgee or any Representative shall have the right to the extent permitted by applicable law, upon any such sale or sales, public or private, to purchase the whole or any part of the Collateral so sold; provided, however, Pledgor shall not receive any net proceeds, if any, of any such credit sale or future delivery until cash proceeds are actually received by Pledgee (which cash proceeds shall be applied in accordance with paragraph 10 of this Agreement).  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Pledgee until the selling price is paid by the purchaser thereof, but Pledgee shall incur no liability in case of the failure of such purchaser to pay for the Collateral so sold and, in case of such failure, the Collateral may again be sold as herein provided.

(b) Any notice required to be given by Pledgee of a sale of the Collateral, or any part thereof, or of any other intended action by Pledgee, which occurs not less than ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Pledgor thereof.  No notification need be given to Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

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(c) Pledgee shall not be obligated to make any sale or other disposition of the Collateral, or any part thereof unless the terms thereof shall, in its sole discretion, be satisfactory to it.  Pledgee may, if deemed reasonable, postpone or adjourn the sale of any of the Collateral, or any part thereof, from time to time by an announcement at the time and place of such sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale.  Pledgor agrees that Pledgee has no obligation to preserve rights against prior parties to the Collateral.

(d) Pledgor acknowledges and agrees that Pledgee may comply with limitations or restrictions in connection with any sale of the Collateral in order to avoid any violation of applicable law or in order to obtain any required approval of the sale or of the purchase thereof by any governmental regulatory authority or official and, without limiting the generality of the foregoing, Pledgor acknowledges and agrees that Pledgee may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the federal securities laws and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale.  Notwithstanding any such circumstances, Pledgor acknowledges and agrees that such compliance shall not result in any such private sale for such reason alone being deemed to have been made in a commercially unreasonable manner.  Pledgee shall not be liable or accountable to Pledgor for any discount allowed by reason of the fact that the Collateral is sold in compliance with any such limitation or restriction.  Pledgee shall not be under any obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the federal securities laws, or under applicable state securities laws, even if the issuer desires, requests or would agree to do so.

10. Application of Proceeds.  The Pledgee shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Pledgee and each Representative in connection with such collection or sale or otherwise in connection with this Agreement, any Secured Agreement or any of the Secured Obligations, including without limitation all court costs and the fees and expenses of agents and legal counsel for the Pledgee and each Representative, the repayment of all advances made by the Pledgee and each Representative hereunder or under any Secured Agreement on behalf of Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Agreement, and all other fees, indemnities and other amounts owing or reimbursable to the Pledgee and each Representative under any Secured Agreement in its capacity as such;

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SECOND, to the payment in full of the other Secured Obligations then due and payable, the amounts so applied to be distributed to the Representative of each Series of Secured Obligations pro rata in accordance with the respective amounts of the Secured Obligations of each such Series owed on the date of any such distribution;

THIRD, to Pledgor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct;

The Pledgee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Pledgee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Pledgee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication thereof.

Notwithstanding the foregoing, Credit Agreement Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Credit Agreement Representative has not received written notice thereof, together with such supporting documentation as the Credit Agreement Representative may request, from the applicable Hedge Banks.

The Credit Agreement Representative shall have given notice contemplated by the preceding sentence to each Hedge Bank not a party to the Credit Agreement, and such Hedge Bank shall be deemed to have acknowledged and accepted the appointment of the Pledgee as its agent under this Agreement pursuant to the terms of Article IX of the Credit Agreement for itself and its Affiliates as if a “Lender” party thereto.

11. Intercreditor Matters

(a) Priority of Claims.

(i)           Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Secured Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code, or any other applicable law or the Secured Agreements or any defect or deficiencies in the Liens securing the Secured Obligations or any other circumstance whatsoever (but, in each case, subject to paragraph 10 of this Agreement), each Secured Party hereby agrees that the Liens securing the Secured Obligations on the Collateral shall be of equal priority.

(ii)           It is acknowledged that Secured Obligations of any Secured Party may, subject to the limitations set forth in the then extant Secured Agreements, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in paragraph 10 or paragraph 11(a) of this Agreement or the other provisions of this Agreement defining the relative rights of such Secured Parties.

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(b) Actions With Respect To Collateral.

(i)           The Secured Parties, through their respective Representatives and as a condition of accepting the benefits of the security interests granted herein, agree that no Secured Party or Representative may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral as a secured party, whether under this Agreement, applicable law or otherwise, it being agreed that only the Pledgee, in accordance with this Agreement, shall be entitled to take any such actions or exercise any such remedies with respect to Collateral.

(ii)           Following the occurrence and during the continuation of an Event of Default under a Secured Agreement, the Representative for the Secured Obligations under such Secured Agreement may deliver to the Pledgee and each other Representative a notice specifying the Event of Default and instructing the Pledgee to take enforcement actions (such notice, an “Enforcement Notice”).  Subject to paragraph 14(d) of this Agreement, following the receipt of (and prior to the rescission of) an Enforcement Notice from any Representative, the Pledgee shall take such actions and exercise such discretionary rights and remedies as are expressly contemplated hereby as directed in writing by such Representative.  Prior to the receipt of an Enforcement Notice, the Pledgee may take, but shall be under no obligation to take, any and all discretionary actions expressly contemplated hereby.

(iii)           Each of the Representatives agrees that it will not accept any Lien on any Collateral to secure any Secured Obligations (other than funds deposited for the discharge or defeasance of any Secured Agreement) other than pursuant to this Agreement, and upon executing this Agreement (or any Additional Secured Party Consent), each Representative and the Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement applicable to it.

(iv)           Each of the Secured Parties agrees that (i) it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any proceeding under any Debtor Relief Law), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Pledgee or any Representative to enforce this Agreement and that (ii) if, notwithstanding clause (i), such Secured Party shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to this Agreement or by the exercise of any rights available to it under applicable law or in any proceeding under any Debtor Relief Law or through any other exercise of remedies at any time prior to the discharge of such Secured Obligations, then it shall hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the Pledgee, to be distributed in accordance with the provisions of paragraph 10 of this Agreement.

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(c) Pledgee as Gratuitous Bailee for Perfection.

(i)           The Pledgee agrees to hold any “possessory collateral” as defined in the UCC (“Possessory Collateral”) in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to this Agreement, in each case, subject to the terms and conditions of this paragraph 11. Pending delivery to the Pledgee, each other Representative agrees to hold any Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to this Agreement, in each case, subject to the terms and conditions of this paragraph 11.

(ii)           The duties and responsibilities of the Pledgee and each other Representative under this paragraph 11 shall be limited solely to holding any Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties therein.

(d) Existence and Amount of Liens and Obligations.  Whenever the Pledgee shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Secured Obligations, or the Collateral subject to any Lien securing the Secured Obligations, it may request that such information be furnished to it in writing by the applicable Representative and shall be entitled to make such determination on the basis of the information so furnished; provided that if such Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Pledgee shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of Pledgor. The Pledgee may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to Pledgor, any Secured Party or any other person as a result of such determination.

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(e) Provisions Solely to Define Relative Rights.  The provisions of this paragraph 11 are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. Neither Pledgor nor any other creditor thereof shall have any rights or, except as expressly set forth herein, obligations under this paragraph 11.  Nothing in this Agreement is intended to or shall impair the obligations of Pledgor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms.

(f) Replacement of Representatives.  Pledgor may replace any Representative by delivering to the Pledgee (a) a certificate from a Responsible Officer of Pledgor representing that the appointment of the replacement Representative is in accordance with the requirements of the applicable Secured Agreements and (b) an Additional Secured Party Consent duly executed by the replacement Representative.  Such replacement Representative shall become the sole Representative for the applicable Secured Obligations with effect from the date of delivery of the foregoing documents.

12. Indemnity and Expenses.

(a) Pledgor agrees to indemnify Pledgee from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Pledgee’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b) Pledgor shall pay to Pledgee upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Pledgee may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Pledgee hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

(c) The obligations of Pledgor in this paragraph 12 shall survive the termination of this Agreement and the discharge of Pledgor’s other obligations under this Agreement.

13. Continuing Security Interest; Transfer of Loans.  This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the earliest of (i) all of the Credit Agreement Obligations are paid in full (other than such obligations relating to the Secured Hedge Agreements and any contingent indemnity or expense reimbursement obligations in respect of which no claim has been made),  (ii) the Liens in all of the Collateral are released in accordance with Section 9.10 of the Credit Agreement (or any successor provision) and (iii) after the execution of this Agreement, if Pledgor’s Debt Rating by both Moody’s and S&P shall be Investment Grade for a period of not less than three consecutive calendar months and if no Event of Default has occurred and is continuing at such time.   Each of the Representatives and the Secured Parties hereby irrevocably authorizes the Pledgee, at its option and in its discretion, to release any Lien on any Collateral in accordance with the previous sentence or in accordance with Section 9.10 of the Credit Agreement (or any successor provision).  Upon such termination of this Agreement, Pledgee will, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to the Pledgee, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

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14. Pledgee as Agent.

(a) Pledgee has been appointed to act as Pledgee hereunder by the Secured Parties and, by countersigning Swap Counterparty Consents, the Swap Counterparties.  Pledgee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Collateral), solely in accordance with this Agreement.

(b) Pledgee shall at all times be the same Person that is administrative agent under the Credit Agreement.  Written notice of resignation by the administrative agent pursuant to subsection 9.06 of the Credit Agreement shall also constitute notice of resignation as Pledgee under this Agreement; and appointment of a successor administrative agent pursuant to subsection 9.06 of the Credit Agreement shall also constitute appointment of a successor Pledgee under this Agreement.  Upon the acceptance of any appointment as administrative agent under subsection 9.06 of the Credit Agreement by a successor administrative agent, that successor administrative agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Pledgee under this Agreement, and the retiring Pledgee under this Agreement shall promptly (i) transfer to such successor Pledgee all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Pledgee under this Agreement, and (ii) execute and deliver to such successor Pledgee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Pledgee of the security interests created hereunder, whereupon such retiring Pledgee shall be discharged from all of its duties and obligations under this Agreement.  After any retiring Pledgee’s resignation hereunder, the successor Pledgee hereunder shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Pledgee.

(c) Pledgee shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Pledgee from Pledgor or the Swap Counterparty as to the existence and terms of the applicable Secured Lender Swap Contract.

(d) All of the terms and conditions of Sections 9.03, 9.04, 9.05, 9.06 and 9.07 of the Credit Agreement are incorporated herein by this reference, mutatis mutandis, and apply to each of the Secured Parties and Representatives hereunder.

15. Amendments; Etc.  No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by Pledgee and, in the case of any such amendment or modification, by Pledgor; provided that any amendment or modification that affects the duties of a Representative party hereto shall require the consent of such Representative.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. [Note: Pledgor and Pledgee may agree to amendments or modifications to this Exhibit G prior to the execution and delivery hereof.]

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16. Notices. All communications and notices hereunder (including communications and notices to the Pledgee) shall (except as otherwise permitted or provided herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices for a Representative (other than the Note Representative) shall be in writing and given as provided in the relevant Additional Secured Party Consent, and in the case of the Note Representative, shall be in writing and given as provided in the 2009 Indenture.  Any such notice and other communication shall be deemed to be given or made at such time as set forth in the Credit Agreement, or in the case of communications to the Note Representative, the 2009 Indenture.  Any party hereto may change its notice details by notice to the other parties hereto.

17. Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of the Pledgee in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

18. Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

19. Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

20. Applicable Law.  This Agreement shall be governed by and construed under the internal laws of the State of New York.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21. Consent to Jurisdiction and Service of Process.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, PLEDGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

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(I)           ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)           AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH PARAGRAPH 16;

(IV)           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)           AGREES THAT PLEDGEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)           AGREES THAT THE PROVISIONS OF THIS PARAGRAPH 21 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

22. Waiver of Jury Trial.  PLEDGOR, PLEDGEE AND EACH REPRESENTATIVE HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  PLEDGOR AND PLEDGEE EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR PLEDGOR AND PLEDGEE TO ENTER INTO A BUSINESS RELATIONSHIP, THAT PLEDGOR AND PLEDGEE HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  PLEDGOR AND PLEDGEE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS PARAGRAPH 22 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

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23. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.

24. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all promises and agreements by or on behalf of Pledgor, the Pledgee or any Representative hereunder that are contained in this Agreement shall bind and inure the benefit to their respective permitted successors and assigns.

25. Additional Obligation.   Pledgor may from time to time designate indebtedness of Pledgor to be secured as Additional Obligations (and Secured Obligations) on the terms and conditions set forth in this Agreement by delivering to the Pledgee and each Representative (a) a certificate signed by a Responsible Officer (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Additional Obligations for the purposes hereof, (iii) representing that the incurrence of such obligation and the designation of such obligations as Additional Obligations complies with any applicable terms of the Secured Agreements, and (iv) specifying the name and address of the Representative for such obligations and (b) a fully executed Additional Secured Party Consent.  Each Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Pledgee shall act as collateral agent under and subject to the terms of this Agreement for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Additional Obligations, and each Representative agrees to the appointment, and acceptance of the appointment, of the Pledgee as collateral agent for the holders of such Additional Obligations as set forth in each Additional Secured Party Consent and agrees, on behalf of itself and each Secured Party it represents, to be bound by this Agreement.

26. Integrated Agreement.  Except as otherwise provided in the Secured Agreements, this Agreement sets forth the entire understanding of the parties with respect to the within matters, and may not be modified except by a writing signed by all parties.

[Remainder of Page Left Intentionally Blank]

Form of Pledge and Security Agreement

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

INTERNATIONAL GAME TECHNOLOGY,
a Nevada corporation, as Pledgor

By: _________________________________
Name: _______________________________
Title: ________________________________

WELLS FARGO BANK, N.A.,
as Pledgee

By: _________________________________
Name: _______________________________
Title: ________________________________

WELLS FARGO BANK, N.A.,
as Credit Agreement Representative

By: _________________________________
Name: _______________________________
Title: ________________________________

WELLS FARGO BANK, N.A.,
as Note Representative

By: _________________________________
Name: _______________________________
Title: ________________________________

Form of Pledge and Security Agreement

SCHEDULE I
TO
PLEDGE AGREEMENT

Part A: Domestic Pledged Companies:

Issuer	Class of Equity Interest	Certificate Nos.	Amount of Equity Interests	Percentage Ownership Interest	Percentage Pledged

Part B: Foreign Pledged Companies:

Issuer	Class of Equity Interest	Certificate Nos.	Amount of Equity Interests	Percentage Ownership Interest	Percentage Pledged

Form of Pledge and Security Agreement

EXHIBIT I
TO
PLEDGE AGREEMENT

Pledge Amendment

This Pledge Amendment, dated ____________, ____, is delivered pursuant to paragraph 4 of the Pledge Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge Agreement dated [______________], among International Game Technology, as Pledgor, Wells Fargo Bank, N.A. as Pledgee, and the other parties thereto (the “Pledge Agreement,” capitalized terms defined therein being used herein as therein defined), and that the Equity Interests listed on this Pledge Amendment shall be deemed to be part of the Collateral and shall secure all Secured Obligations.

INTERNATIONAL GAME TECHNOLOGY

By: _________________________________
Name: _______________________________
Title: ________________________________

Issuer	Class of Equity Interest	Certificate Nos.	Amount of Equity Interests	Percentage Ownership Interest	Percentage Pledged

Form of Pledge and Security Agreement

EXHIBIT II
TO
PLEDGE AGREEMENT

Additional Secured Party Consent3

[Name of Additional Secured Party]
[Address of Additional Secured Party]
[Date]

_____________________
_____________________
_____________________
_____________________

The undersigned is the Representative for Persons [wishing to become] [that are] Secured Parties (the “[New] [Specified] Secured Parties”) under the Pledge Agreement dated as of [________________] (as heretofore amended and/or supplemented, the “Pledge Agreement” (terms used without definition herein have the meanings assigned to such term by the Pledge Agreement)) among the Pledgor and Wells Fargo Bank, N.A., as Pledgee (the “Pledgee”) and the other parties thereto.

In consideration of the foregoing, the undersigned hereby:

(i)           represents that the Representative has been duly authorized by the [New] [Specified] Secured Parties to become a party to the Pledge Agreement on behalf of the [New] [Specified] Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “[New] [Specified] Obligation”) and to act as the Representative for the [New] [Specified] Secured Parties [and that the Representative hereby replaces [                         ] as Representative with respect to the Obligations];

(ii)           acknowledges that the [New] [Specified] Secured Parties have received a copy of the Pledge Agreement;

(iii)           appoints and authorizes the Pledgee to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Pledge Agreement as are delegated to the Pledgee by the terms thereof, together with all such powers as are reasonably incidental thereto;

(iv)           accepts and acknowledges the terms of the Pledge Agreement applicable to it and the [New] [Specified] Secured Parties and agrees to serve as Representative for the [New] [Specified] Secured Parties with respect to the [New] [Specified] Obligations and agrees on its own behalf and on behalf of the [New] [Specified] Secured Parties to be bound by the terms

3 MODIFY AS APPROPRIATE IF THIS CONSENT IS BEING DELIVERED IN CONNECTION WITH REPLACING AN EXISTING REPRESENTATIVE OR A REFINANCING.

thereof applicable to holders of Additional Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof (including, without limitation, paragraph 11(b) thereof) as fully as if it had been a Secured Party on the date of the Pledge Agreement and agrees that its address for receiving notices pursuant to the Pledge Agreement shall be as follows:

Form of Pledge and Security Agreement

[Address]

The Pledgee, by acknowledging and agreeing to this Additional Secured Party Consent, accepts the appointment set forth in clause (iii) above.

THIS ADDITIONAL SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Form of Pledge and Security Agreement

G-20

IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Consent to be duly executed by its authorized officer as of the date first written above.

[NAME OF REPRESENTATIVE]

By:
Name:
Title:

Acknowledged and Agreed WELLS FARGO BANK, N.A., as Pledgee

By:
Name:
Title:

Form of Pledge and Security Agreement